SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Pacific Capital Bancorp

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1021 Anacapa Street

P. O. Box 60839

Santa Barbara, CA 93160-0839

Notice of the 2008 Annual Meeting of Shareholders

Date and Time:	Tuesday, April 29, 2008, at 10:00 a.m., Pacific time.

Place:	Lobero Theatre, 33 East Canon Perdido, Santa Barbara, California 93101

Items of Business:	1. To elect 11 members of the Board of Directors, each for a term of one year;

2. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm;

3. To approve the 2008 Equity Incentive Plan;

4. To approve the 2007 Performance-Based Annual Incentive Compensation Plan; and

5. To transact such other business as may properly come before the Meeting, and any adjournment or postponement.

Record Date:	You can vote if you are a shareholder of record on March 3, 2008.

List of Shareholders:	During ordinary business hours on the ten days prior to the date of the Meeting, a list of shareholders entitled to vote at the Meeting will be available in the Secretary’s office at the Company’s headquarters for inspection by shareholders for any purpose related to the Meeting.

Mailing Date:	The proxy materials are being distributed to our shareholders on or about March 19, 2008, and include the Annual Report and Form 10-K, Notice of Annual Meeting, Proxy Statement, and proxy or voting instruction card.

Important Notice Regarding the Internet Availability of Proxy Materials:	The proxy statement and annual report to shareholders are available at www.pcbancorp.com/investors. Your Vote is Important. Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the enclosed Proxy Card.

By Order of the Board of Directors,

Carol Zepke

Senior Vice President & Corporate Secretary

Proxy Statement

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1021 Anacapa Street

Post Office Box 60839

Santa Barbara, CA 93160-0839

Proxy Statement

Questions & Answers

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pacific Capital Bancorp, a California corporation, of proxies to be voted at our 2008 Annual Meeting of Shareholders and at any adjournment and postponement thereof.

You are invited to attend our 2008 Annual Shareholders’ Meeting on Tuesday, April 29, 2008, beginning at 10:00 a.m., Pacific Time. The Meeting will be held at the Lobero Theatre, 33 East Canon Perdido, Santa Barbara, CA 93101. This Notice of Annual Meeting, Proxy Statement, form of proxy and voting instructions are being mailed starting on or about March 19, 2008.

Who is entitled to Vote?

Shareholders who own Pacific Capital Bancorp common stock at the close of business on March 3, 2008 (the Record Date) are entitled to receive this notice and to vote their shares at the Meeting. As of the Record Date, there were 46,627,686 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the “shareholder of record.” Pacific Capital Bancorp has sent the Notice of Annual Meeting, Proxy Statement, 2007 Annual Report and 10-K Report, and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares, has forwarded the Notice of Annual Meeting, Proxy Statement, 2007 Annual Report and 10-K Report, and proxy card directly to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the proxy card/voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you have a beneficial interest in shares held by the Company’s Incentive & Investment/Salary Savings Plan and/or the Employee Stock Ownership Plan and do not return your card by April 24, 2008, the trustee will vote your shares as recommended by the Board of Directors.

If you are a shareholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Pacific Capital Bancorp, c/o BNY Mellon Shareowner Services, P.O. Box 3510, South Hackensack, N.J. 07606-9210.

By telephone or on the Internet

The telephone and Internet voting procedures established by Pacific Capital Bancorp for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you reside in the United States or Canada, dial 866-540-5760 and follow the instructions for telephone voting on the proxy card.

The Website for Internet voting is http://www.proxyvoting.com/pcbc. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 pm. Eastern Daylight Time on April 28, 2008.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What do I do if I want to change my vote?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting by submitting a properly signed proxy with a later date; voting by telephone or via the Internet (your latest vote is counted); or voting in person at the Meeting.

What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares you hold in:

•	certificate form
•	book-entry form
•	book-entry form in the Pacific Capital Bancorp Dividend Reinvestment Plan

If you are an employee,

•	book-entry form in the Pacific Capital Bancorp 401(k) Savings Plan
•	book-entry form in the Employee Stock Ownership Plan

If you hold shares in the Pacific Capital Bancorp 401(k) Savings Plan or the Employee Stock Ownership Plan (collectively, the Plans), your completed proxy card will serve as a voting instruction card for the trustee, The Charles Schwab Trust Company. If you do not vote your shares or specify your voting instructions on your proxy card, the administrator of the Plans or the trustee will vote your shares in favor of management’s recommendations. To allow sufficient time for voting by the trustee and the administrators of the Plans, your voting instructions must be received by April 24, 2008.

If you receive multiple proxy cards, your shares are probably registered differently or are in more than one account. Vote all proxy cards received to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, we recommend that you consolidate as many of your accounts as possible under the same name and address. If the shares are registered in your name, contact our transfer agent, BNY Mellon Shareowner Services, (888-835-2829); otherwise, contact your brokerage firm.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list is available between the hours of 8:30 a.m. and 4:30 p.m. at our principal executive offices at 1021 Anacapa Street, Santa Barbara, CA, c/o Corporate Secretary.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, but have not given voting instructions to your bank, broker or other holder of record, that holder is still permitted to vote your shares on the election of Directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm.

Proposals Requiring Your Vote

Election of Directors

An affirmative plurality of the votes cast is required for the election of Directors. You may vote “for” or “withheld” with respect to the election of Directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Brokers have discretionary voting with respect to this proposal.

Ratification of Selection of Ernst & Young, LLP

An affirmative vote of a majority of the shares represented and voting is required to ratify the selection of Ernst & Young, LLP (E&Y) as our independent registered public accounting firm. Abstentions will have the same effect as a vote “against” the proposal to ratify the selection of E&Y as our independent registered public accounting firm. Abstentions are counted for purposes of satisfying the quorum requirement. Brokers have discretionary voting with respect to this proposal.

Approval of 2008 Equity Incentive Plan

An affirmative vote of a majority of the shares represented and voting is required to approve the adoption of our 2008 Equity Incentive Plan. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker “non-vote” is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved. Brokers do not have discretionary voting with respect to this proposal.

Approval of 2007 Performance-Based Annual Incentive Plan

An affirmative vote of a majority of the shares represented and voting is required to approve the adoption of our 2007 Performance-Based Annual Incentive Plan. Abstentions will have the same effect as a vote “against” the proposal. Brokers have discretionary voting with respect to this proposal.

Could other matters be decided at the Annual Meeting?

If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Meeting.

Can I access the Proxy Statement, Annual Report and Form 10-K on the Internet?

The Notice of Annual Meeting and Proxy Statement, the 2007 Annual Report and the Form 10-K (the proxy materials) are available on our web site at www.pcbancorp.com/investors. Instead of receiving future copies of these documents by mail, shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at www.proxyvoting.com/pcbc, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Shareholders: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the proxy materials electronically. Please review the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

We reimburse brokers, nominees, fiduciaries and other custodians’ reasonable fees and expenses in forwarding proxy materials to shareholders. Directors, officers and employees of the Company or our proxy solicitor may solicit proxies on behalf of the Company in person or by telephone, facsimile or other means. Employees do not receive additional compensation for soliciting proxies. We retained the services of Morrow and Co., LLC to assist us with soliciting proxies this year for $8,000 (plus out-of-pocket expenses).

Who will count the vote?

Representatives of our transfer agent, BNY Mellon Shareowner Services, will tabulate the votes and act as inspectors of election. The Company has a policy of confidential voting that applies to all shareholders.

How can I find the voting results of the meeting?

We will announce preliminary voting results at the Meeting. Final results will be published in our quarterly report for the second quarter of 2008, which we will file with the Securities and Exchange Commission, or SEC, on or before August 9, 2008. You may obtain a copy of our Form 10-Q on the Internet through the SEC’s electronic data system, called EDGAR, at www.sec.gov or through our web site at www.pcbancorp.com/investors.

Corporate Governance

The Board of Directors oversees and provides policy guidance on the business and affairs of the Company. In addition, the Board participates in an annual strategic planning session with management to review the Company’s business plan, major long-term objectives and financial condition. The Board’s operating principles are stated in its Statement on Corporate Governance, which, in conjunction with the Restated Certificate of Incorporation, By-Laws and Board Committee Charters, form the framework for governance of the Company. The Board of Directors believes that corporate governance is an evolving process and periodically reviews and updates the Statement on Corporate Governance which is printed in its entirety on our website at www.pcbancorp.com/investors. Our corporate governance principles include the following items:

Role of the Board of Directors

•	Monitor overall corporate performance, the integrity of the Company’s financial controls and the effectiveness of its legal compliance programs;
•	Oversee management and plans for the succession of key executives;
•	Select, encourage, advise and annually review and address the compensation of the Chief Executive Officer;
•	Review and adopt the Company’s long-term strategic direction and approve specific objectives;
•	Ensure that necessary resources are available to pursue the strategies and achieve objectives;
•	Develop with management broad strategies for enhancing shareholder value;
•	Appoint special committees as appropriate from time to time.

Board Size. The By-Laws provide that the number of Directors is determined by the Board. The Board’s size is assessed at least annually by the Board Governance & Nominating Committee and changes are recommended to the Board when appropriate. If any nominee is unable to serve as a Director, the Board may reduce the number of Directors or choose a substitute.

Term of Office. Directors serve for a one-year term or until their successors are elected. The Board does not have term limits, instead preferring to rely upon the retirement and evaluation procedures described herein as the primary methods of ensuring that each Director continues to act in a manner consistent with the best interests of the shareholders and the Company.

Director Retirement Policy. Directors may not stand for re-election after reaching age 72. Employee Directors may not serve as Directors once their employment with the Company ends.

An independent Director must tender his or her resignation for consideration by the Governance & Nominating Committee if there is a change in relevant circumstances (such as change of employment or residence or retirement), from that which existed at the time of the election of the Director.

Executive Sessions. Independent Directors meet in executive sessions throughout the year including meeting annually to consider and act upon the recommendation of the Compensation Committee regarding the compensation and performance of the CEO.

Succession Planning. Annually, the Chief Executive Officer reviews the succession plan and the state of management development with the Governance & Nominating Committee. The result of this review is reported to and discussed with the Board.

Board Access to Senior Management. Directors are encouraged and provided opportunities to talk directly to any member of management regarding any questions or concerns the Director may have.

Director Orientation and Education. The Company has and will continue to maintain an orientation program that consists of written material, oral presentations and site visits. New Directors are encouraged to attend meetings of all Board committees to acquaint themselves with the work and operations of each committee. In addition, the Governance & Nominating Committee has approved a program to provide for continuing Director Education.1

Evaluation of Board Performance. A Board assessment and director self-evaluation are conducted annually in accordance with an established evaluation process and includes performance on committees. The Governance & Nominating Committee oversees this process and reviews the assessment and self-evaluations with the full Board.

Director Stock Ownership Guidelines. Each member of the Board is expected to hold, at a minimum, an amount of shares at any one time equivalent to five times the Director’s annual retainer fee. A new Board member must own a minimum of $1,000 worth of shares at the time of election to the Board and has up to five years to attain the stock ownership requirement.

Access to Independent Advisors. The Board and each Board committee have the right at any time to retain independent outside financial, legal or other advisors.

Board Agenda and Meetings. The Chairman of the Board, in consultation with the other members of the Board, determines the agenda, timing and length of the meetings of the Board. In addition to regularly scheduled meetings, unscheduled Board meetings may be called, upon proper notice, at any time to address specific needs of the Company. The Annual Meeting is scheduled in conjunction with a regularly scheduled Board meeting, and all Directors are expected to attend regularly scheduled meetings and the Annual Meeting, unless there are extenuating circumstances. The Board meeting agenda provides opportunities for the operating heads of the major businesses of the Company to make presentations to the Board and to answer questions.

(1)	During 2007, Kathy Odell participated in an Institutional Shareholder Services (ISS) approved course related to compensation committee practices. Richard Nightingale also participated in 49 hours of continuing professional education that included classes related to audit committee and other financial practices.

Board and Committee Membership

The Board and its committees meet regularly throughout the year and convene executive sessions and special meetings as appropriate. During 2007, the full Board met 14 times, seven of which were special meetings. No member attended fewer than 75% of the Board meetings or committee meetings on which the member sits. The non-employee directors normally meet in Executive Session at each quarterly Board meeting and annual strategic planning session.

All continuing Directors are expected to attend our Annual Meeting of Shareholders, and all Directors were present at our 2007 Annual Meeting. The table below provides current membership for each of the Board Committees.

Director	Audit	Compensation	Governance & Nominating	Refund Anticipation Loan/ Refund Transfer	Trust Oversight	Executive
Edward E. Birch, Chairman						Chair
D. Vernon Horton
Clayton C. Larson				✓
Richard S. Hambleton, Jr.		✓			✓
Robert W. Kummer, Jr.		✓	✓	Chair		✓
George S. Leis				✓		✓
John R. Mackall				✓	Chair	✓
Roger C. Knopf	✓		Chair			✓
Lee E. Mikles	✓			✓
Richard A. Nightingale	Chair		✓			✓
Kathy J. Odell		Chair	✓			✓

Audit Committee

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors. The Audit Committee has the authority to retain outside legal counsel, accountants and other experts or consultants, as it deems appropriate. In 2007, the Audit Committee held a total of 15 meetings; eight of which were special meetings to review financial and regulatory filings.

The Audit Committee charter is posted on the Company’s website under www.pcbancorp.com/investors. A summary of the Audit Committee’s responsibilities include:

•	Appointment, compensation, retention and oversight of the independent auditor.

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Approve the scope, planning and staffing of external audit services; review significant accounting policies and adjustments recommended by the independent auditors and address any significant, unresolved disagreements between the independent auditors and management.

•	Review and discuss the annual audited financial statements with management and the independent auditors prior to publishing the annual report and filing the SEC form 10-K.

•

Review with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, and receive and discuss with the independent auditors disclosures regarding the auditors’ independence as required by Independent Standards Board Standard No. 1.

•

Review and discuss with management and the independent auditors any significant changes, significant deficiencies and material weaknesses regarding internal controls over financial reporting required by the Sarbanes Oxley Act. Oversee the corrective action taken to mitigate any significant deficiencies and material weaknesses identified and ensure proper disclosure in the financial statements.

•	Review with management and the independent auditors the effect of any regulatory and accounting initiatives, changes, pronouncements as well as unique transactions and financial relationships.

•	Review with management and the independent auditors the Company’s Code of Ethics and Ethics Policy to ensure that they are adequate and up to date.

•	Oversee the internal audit department and the audits directed under its auspices.

•

Review with management the results of all Regulatory Reports of Examination and provide oversight of the work plan, which will bring the company into compliance with regulatory recommendations in a timely manner.

•	Oversee complaints or anonymous expressions of concern from employees or others received by the Company regarding accounting, internal accounting controls, or auditing matters.

•	Discuss all Whistleblower issues and resolution presented by the Director of Internal Audit.

•	Establish policy to ensure all non-audit services provided by the independent auditors are approved prior to work being performed.

•	Ensure the lead and concurring partner of the independent auditor serves in that capacity for no more than five fiscal years for the Company.

Audit Committee Financial Experts and Qualifications

The Board of Directors has determined that Mr. Nightingale, the Chairman of the Audit Committee, is an “audit committee financial expert” for purposes of the SEC’s rules and that each of the members of the Audit Committee is independent, as defined by the rules of NASDAQ. In addition, Audit Committee members meet the following criteria established by the Board of Directors:

•

Each member is independent of management, as the Federal Deposit Insurance Corporation Improvement Act (FDICIA), Sarbanes Oxley Act, Office of the Comptroller of Currency, Federal Reserve Board, the SEC and NASDAQ define such independence.

•

No member shall have borrowing relationships with Pacific Capital Bank N.A. or Divisions of PCB N.A. that are of such size or importance to the member as to compromise the member’s independence. Moreover, as a Director subject to Regulation “O” of the Federal Reserve Board, each member is also subject to the limitations and restrictions on borrowings as defined in the Company’s credit policy.

•	Members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements.

•

No member shall be a large customer, director, employee or agent of, or otherwise represent, a large customer of the Company, as such terms are defined in applicable regulations or guidelines of the Office of the Comptroller of Currency, Federal Reserve Board and NASDAQ.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee is comprised of three independent directors and operates under a written charter approved by the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting, financial reporting and internal controls. Members of the Audit Committee are “independent” as defined by SEC and NASDAQ standards. A financial expert, as defined by SEC rules, chairs the Audit Committee. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accountants.

The Audit Committee meets and holds discussions with management and E&Y. The Audit Committee has read and discussed the audited financial statements for fiscal year 2007 with management and E&Y. The Chief Executive Officer and the Chief Financial Officer have certified that, based on their knowledge, the financial statements and other financial information included in the annual SEC Form 10-K report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company. Also, the Audit Committee has discussed with management and E&Y, management’s assertions of the effectiveness of the Company’s internal controls as they relate to financial reporting.

Discussions were also held with E&Y concerning matters required by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received and reviewed the disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed the auditor’s independence from the Company and its management.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report for the year ended December 31, 2007 on SEC Form 10-K.

The Audit Committee has discussed with management and E&Y, independence issues regarding the fees that were billed by E&Y during the fiscal year 2007. The Audit Committee approved audit, audit-related and tax services referred to above.

Pacific Capital Bancorp Audit Committee

Richard Nightingale, CPA, Chairman

Roger Knopf

Lee Mikles

Audit and Non-Audit Fees

Fees for the audit of the Company’s annual financial statements for the years ended December 31, 2007, and December 31, 2006, and fees billed for other services rendered by E&Y during those periods.

	2007	2006
Audit Fees[1]	$2,304,742	$2,728,838
Audit-Related Fees[2]	171,125	200,880
Tax Fees[3]	160,000	0
All Other Fees[4]	0	0

Total Fees	$2,635,867	$2,929,718

(1) Audit fees are fees for professional services rendered by the Company’s principal accountant for the annual audit of the Company’s financial statements and quarterly review of financial statements, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years. These fees include the audit of internal controls over financial reporting required by section 404 of the Sarbanes Oxley Act.

(2) Audit-related fees are for assurance and related services by the Company’s principal accountant that are reasonably related to the performance of the annual audit or quarterly review of the Company’s financial statements and are not reported under audit fees. In 2007, E&Y provided audit-related services for the Refund Anticipation Loan (RAL) agreed upon procedures, SEC compliance matters, first quarter 2007 restatement on Form 10-Q, and section 404-advisory assistance. In 2006, E&Y provided audit-related services for the Refund Anticipation Loan (RAL) agreed upon procedures, the debt offering considered by the Company and section 404-consultation assistance.

(3) Tax fees are fees for professional services rendered by the Company’s principal accountant for tax compliance, tax advice, and tax planning. In 2007, Washington Council Ernst & Young provided tax legislative and policy services dealing with proposals before Congress that would modify the Internal Revenue Code rules governing refund anticipation loans.

(4) All other fees are fees for products and services provided by the company’s principal accountant, other than the services reported under audit fees, audit-related fees, and tax fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to the Company or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

The 2007 independent auditor fees for audit-related services were approximately 7% of audit fees and for tax services approximately 7% of audit fees. All of the audit-related fees and tax fees disclosed above were pre-approved by the Audit Committee.

Compensation Committee

The Compensation Committee is comprised of three members, each of whom is an independent director under the rules of NASDAQ. The Committee has the authority to retain (at the Company’s expense) outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions. The Committee held 11 meetings in 2007, four of which were special meetings.

The Compensation Committee charter is posted on the Company’s website under www.pcbancorp.com/investors. A summary of the Committee’s responsibilities include:

•	Review and approve the Company’s compensation philosophy and revise as appropriate.

•

Oversee the Company’s overall compensation structure, policies, and programs, and assess whether the Company’s compensation structure establishes appropriate incentives for management and employees. Annually review and approve the structure and overall size of the Company’s bonus pool used to compensate officers and employees.

•	Assess the compensation and performance of the Chief Executive Officer and recommend the CEO’s compensation package to the non-employee directors for approval.

•	Oversee the Company’s incentive compensation plans, equity-based compensation plans, and benefit plans and approve all equity awards of the Company.

•

Review and recommend (1) employment agreements for management, including compensation arrangements for executive officer candidates, and (2) severance arrangements for senior executive officers, including change-in-control provisions, plans or agreements.

•	Review the compensation of directors for service on the Board and its committees and recommend changes in the compensation structure to the Board as appropriate.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. There were no Compensation Committee interlocks as defined under Securities and Exchange Commission rules during 2007.

Governance and Nominating Committee

The Governance & Nominating Committee provides oversight and guidance to ensure that the membership, structure, policies and processes of the Board of Directors and its Committees facilitate the effective exercise of the Board’s role in the governance of the Company. The Committee is comprised of four members, each of whom is an independent director under the rules of NASDAQ. The Committee has the authority to retain (at the Company’s expense) outside counsel experts, and other advisors as it determines appropriate to assist it in the full performance of its functions. The Committee met five times in 2007.

The Governance & Nominating Committee charter is posted on the Company’s website under www.pcbancorp.com/investors. The Committee’s responsibilities include:

•	Recommend to the Board those directors to be selected for membership on the various Board Committees.

•	Annually recommend to the Board a slate of nominees for election at the next annual meeting of shareholders.

•	Review management succession plans and make recommendations to the Board regarding the selection of individuals to fill these positions.

•	Develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its Committees.

Refund Anticipation Loan/Refund Transfer Committee

On July 23, 2007, the Governance & Nominating Committee of the Board of Directors approved a resolution to restructure the RAL/RT Steering Committee and rename it as the Refund Anticipation Loan/Refund Transfer Committee (the “RAL/RT Committee”). The RAL/RT Committee subsequently adopted its revised Charter on January 15, 2008, which was approved by the Board on January 23, 2008. A copy of the revised charter can be found through the Investor Relations link of our corporate website at www.pcbancorp.com/investors.

The RAL/RT Committee is responsible for providing oversight and guidance to management regarding the RAL/RT Programs; for monitoring the operations, strategy and financial performance of the RAL/RT Programs; and for ensuring that the Board of Directors has adequate information about the RAL/RT Program on a timely basis to exercise its fiduciary and governance responsibilities to the Company and its shareholders. The RAL/RT Committee formally met one time in fiscal 2007, and the RAL/RT Steering Committee met two times prior to its restructure as a formal committee.

CEO Search Committee

The CEO Search Committee was formed and authorized by the Board of Directors in October 2006 following Mr. Thomas’ announcement to retire as President & CEO. The Committee was authorized to hire a national search firm and selected Russell Reynolds Associates to assist them. Russell Reynolds identified several qualified candidates throughout the country that met the specific criteria that the Board had developed for the CEO position. In addition to these candidates, Russell Reynolds identified one internal candidate, George S. Leis, who was serving as Executive Vice President, Wealth Management Division. Experience factor criteria included major or regional commercial bank experience; high performance culture experience; community banking, commercial banking, private banking and wealth management experience; knowledge of the California market; expense management; and acquisition experience.

The Committee formally met six times between December 2006 and March 2007, with several meetings lasting over a two-day period. Edward E. Birch chaired the Committee and other independent directors included: Roger C. Knopf (chair of the Governance & Nominating Committee), Richard A. Nightingale (chair of the Audit Committee), Kathy J. Odell (chair of the Compensation Committee) and Robert W. Kummer, Jr. (chair of the RAL/RT Committee). The Committee selected and recommended Mr. Leis as the CEO candidate to the Board. The Board approved the selection of Mr. Leis as President & CEO and as a member of the Board on April 2, 2007 and entered into an Employment Agreement with him (see page 38 for information about his agreement). The Committee was dissolved following his appointment.

Trust Oversight Committee

The Trust Oversight Committee reviews and makes periodic reports to the Board on matters affecting the trust and investment management and investment advisory activities of the Company. The Committee met four times in 2007.

Executive Committee

The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by California law. The Executive Committee did not meet in 2007.

Director Independence

We have considered the independence of each member of the Board in accordance with NASDAQ corporate governance rules. We have determined that the following directors are independent: Edward E. Birch, Richard S. Hambleton, Jr., Roger C. Knopf, Robert W. Kummer, Jr., Lee E. Mikles, Richard A. Nightingale, and Kathy J. Odell. All of the members of the Audit, Compensation and Nominating and Governance Committees are independent as determined in accordance with the listing standards of NASDAQ.

In determining independence, the Board of Directors considers broadly all relevant facts and circumstances regarding a director’s relationships with the Company. All non-employee directors receive compensation from the Company for their service as a director, as disclosed in the “Director Compensation” section of this proxy statement and are entitled to receive reimbursement for their expenses in traveling to and participating in Board meetings. As disclosed in the “Certain Business Relationships” section, some directors and entities with which they are affiliated have credit transactions with the Company, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors and their affiliates are made in the ordinary course of business and to the extent permitted by the Sarbanes-Oxley Act of 2002 and Regulation O. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

Director Nominations

The Governance & Nominating Committee has the responsibility to recommend candidates for nomination to the Board and recommended all of the nominees for election included in this year’s proxy statement.

The Committee will consider candidates nominated by shareholders for next year’s meeting if the nomination is made in writing no later than November 30, 2008. Shareholder nominations must be made in accordance with the procedures outlined in the Company’s bylaws and must be addressed to the Corporate Secretary, 1021 Anacapa Street, Santa Barbara, California 93101. The bylaws are available on the Company’s website at www.pcbancorp.com/investors.

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on the Company’s website. In addition, the Committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the ability to work together with other directors, with full and open discussion and debate as an effective group,

•	the highest professional and personal ethics and values, consistent with the core values of the Company, and
•

current knowledge and experience in the Company’s business, or contacts in the community in which the Company does business and in the industries relevant to the Company’s business, or substantial business, financial or industry-related experience.

The Committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of Director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the Director’s ability to discharge his or her duties,
•	diversity of experience and background, including the need for financial, business, academic, public sector and other expertise on the Board or Board committees,
•	the fit of the individual’s skills and experience with those of the other Directors and potential directors in comparison to the needs of the Company, and
•	service on other boards of public companies should be limited to a reasonable number.

When evaluating a candidate for nomination, the Committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Identifying and Evaluating Nominees for Director

The Governance & Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former directors, professional search firms and shareholder nominations. Nominees for director are evaluated, in consultation with the Company’s Chairman and by this Committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential nominees.

Shareholder Process to Submit Director Candidates

Shareholders who wish to nominate a candidate for consideration by our Board of Directors must comply with the procedures outlined herein. The Governance & Nominating Committee will evaluate qualified candidates in the same manner as nominees submitted by the Board. During fiscal 2007, the Company did not receive any shareholder nominations for director nominees.

Authority to Make Nominations. Pursuant to our Bylaws, nominations for directors may be made by the Board of Directors or by any holder of record of any outstanding class of capital stock of the Company entitled to vote for the election of directors.

Nomination Procedure. Shareholder nominations for directors must be made in writing and delivered or mailed to the Corporate Secretary not less than 14 days nor more than 50 days prior to the scheduled date of the 2009 Annual Meeting, which we anticipate to be held on April 27, 2009. If the Company should give less than a 21-day notice of the meeting to shareholders, however, nominations should be delivered to the Corporate Secretary no later than the close of business on the seventh day following the notice to shareholders.

Any shareholder nomination must be accompanied by a written statement signed and acknowledged by the nominee consenting to his or her nomination and agreeing to serve as director if elected, and must contain the following information, to the extent known to the nominating shareholder:

•	The name and address of each proposed nominee;

•	The total number of shares of capital stock of the Company expected to be voted for each proposed nominee;
•	The principal occupation of each proposed nominee;
•	The name and residence address of the nominating shareholder; and
•	The number of shares of capital stock of the Company owned by the nominating shareholder.

Communications with the Board of Directors

If you wish to communicate with the Board, the Chairman of the Governance & Nominating Committee or with the independent directors as a group, you may send your communication in writing to the Corporate Secretary, Pacific Capital Bancorp, 1021 Anacapa Street, Santa Barbara, CA 93101. You must include your name and address in the written communication and indicate whether you are a shareholder of the Company.

The Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. If this is the case, the Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

Proposals Requiring Your Vote

Item 1. Election of Directors

The current term of office of the Directors expires at the 2008 Annual Meeting. The Board proposes that the following nominees, all of whom are currently serving as Directors of the Company and of its operating subsidiary, Pacific Capital Bank, N.A., be re-elected for a new term of one year and until their successors are duly elected and qualified. Mr. McCullough, a Director since 2001 and member of the Trust Oversight Committee, is retiring from the Board, effective April 29, 2008. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a Director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The principal occupation and other information about the nominees are set forth on the following pages. Information about the share ownership of the nominees can be found on page 64. The Proxy Committee appointed by the Board of Directors intends to vote all proxies for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. A plurality of votes cast is required for the election of Directors.

The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

Director Nominees

Edward E. Birch

Chairman of the Board of Directors

Chairman of the Executive Committee

Director since 1983

Dr. Birch, 69, serves as independent Chairman of the Board of Pacific Capital Bancorp and its subsidiary, Pacific Capital Bank, N.A. Prior to April 24, 2004, he served as independent Lead Director and Chairman of the former Governance and Compensation Committee. He served as Executive Vice President of Westmont College in Santa Barbara, California, from 1993 to 2001, and was Vice Chancellor of the University of California, Santa Barbara, from 1976 to 1993. Dr. Birch also serves as Trustee of the Margaret C. Mosher Trust, President/CEO of the Mosher Foundation and is involved in a number of civic and community organizations. He is a member of the Board of Trustees of Westmont College, Cottage Health Systems and the Community Arts Music Association (CAMA).

George S. Leis

President and CEO

Executive Committee

Refund Anticipation Loans/Refund Transfer Committee Member

Director since 2007

Mr. Leis, 48, was appointed President and CEO of Pacific Capital Bancorp on April 2, 2007. He joined the Company in March 2006 as Executive Vice President of Wealth Management and was also named Executive Vice President of Information Technology later that year. Prior to joining Pacific Capital Bancorp, Mr. Leis was the Managing Director, U.S. Head, Products and National Practice Leader for Investments at Deutsche Bank Private Wealth Management. He also served as Senior Vice President and Director of Private Client Services Centers at Wells Fargo and as Senior Vice President and Manager for Bank of America Private Bank. A graduate of California State University Northridge, he attained a Bachelor’s degree in Urban and Regional Planning and is a certified trust and financial advisor. He currently serves on numerous boards including the Business School Advisory Board at California State University Northridge, Graziadio School of Business & Management’s Board of Visitors at Pepperdine University and the Santa Barbara Symphony Board of Directors.

Richard S. Hambleton, Jr.

Trust Oversight Committee Member

Compensation Committee Member

Director since 2001

Mr. Hambleton, 59, is a partner at Hoffman, Vance & Worthington, which he joined in 1976 as Management Associate and became a partner in 1979. Hoffman, Vance & Worthington manages agricultural and commercial property in Ventura and Santa Barbara counties. His professional associations include the Agricultural Leadership Associates and Founder and President of Ventura Maritime Foundation. Mr. Hambleton is a director of Ventura Pacific Company, a California cooperative.

D. Vernon Horton

Director since 1998

Mr. Horton, 68, is Vice Chairman of the Board of Pacific Capital Bancorp. His banking career began in 1964 with Valley National Bank in Salinas, California in various capacities, including lending, operations, and business development.

Roger C. Knopf

Governance & Nominating Committee Chairman

Audit Committee Member

Executive Committee Member

Director since 1998

Mr. Knopf, 67, is the President of Knopf Construction, Inc., a general building construction company located in Morgan Hill since 1976. He was a founding director (1983) and past Chairman of South Valley National Bank, a brand of Pacific Capital Bank, N.A. Mr. Knopf is past President of the Santa Clara County Landowners Association and the Morgan Hill Rotary Club. He has served on many County of Santa Clara, City of Morgan Hill, and Morgan Hill Unified School District committees. Presently, he is Chairman of the Board of Regional Medical Center of San Jose and serves on the boards of two “Not For Profit” 501(c)(3) corporations: Morgan Hill Rotary Club Endowment and Leadership Morgan Hill, presently serving as its President.

Robert W. Kummer, Jr.

Refund Anticipation Loan/Refund Transfer Committee Chairman

Compensation Committee Member

Governance & Nominating Committee Member

Executive Committee Member

Director since 2004

Mr. Kummer, 71, was the Chairman and Chief Executive Officer of Mellon 1st Business Bank from 1980 to 2000, which he co-founded in 1980. He served as a Director of Mellon 1st Business Bank from 1981 to 2003. He is currently a director and Chairman of the Audit Committee of SCPGA Golf Properties, Inc. and a director and Chairman of the Investment Committee of the Los Angeles Bio Medical Research Institute. He also serves on the advisory boards of Seidler Equity Partners LLP and Westmont College, and is a Trustee of The Fletcher Jones Foundation, a Trustee of Pomona College, and Chairman of the Board of Trustees of Woodbury University.

Clayton C. Larson

Refund Anticipation Loan/Refund Transfer Committee Member

Director since 1998

Mr. Larson, 61, is Vice Chairman of the Board of Pacific Capital Bancorp. He began his banking career in 1972 with Valley National Bank in Salinas, California. Mr. Larson is currently serving on the Grants Committee for the Monterey Peninsula Foundation and Audit Committee for Community Hospital of the Monterey Peninsula. He previously served a three-year term as Chairman of the Board of Trustees for Community Hospital of the Monterey Peninsula. He also serves on the Advisory Board for the Monterey Peninsula Chamber of Commerce and Leadership Monterey Peninsula.

John R. Mackall, Esq.

Trust Oversight Committee Chairman

Executive Committee Member

Refund Anticipation Loan/Refund Transfer Committee Member

Director since 2004

Mr. Mackall, 58, is a founding partner in Seed Mackall LLP, a law firm which he co-founded in 1977, which specializes in business matters and estate planning. He is Chair of the Director’s Council of the Kavli Institute of Theoretical Physics at the University of California, Santa Barbara and has served as Chair of the Cottage Health Board of Directors. He is also a director of the Alice Tweed Tuohy Foundation and The Volentine Family Foundation, and a member of the Board of Trustees of the William N. Pennington Foundation.

Lee E. Mikles

Audit Committee Member

Refund Anticipation Loan/Refund Transfer Committee Member

Director since 2007

Mr. Mikles, 52, is the co-founder, President & CEO of FutureFuel Corporation (formerly Viceroy Acquisition Corporation), a public biodiesel company, since its inception. Previously, Mr. Mikles was the Chairman and founder of Mikles/Miller Management, Inc., a registered investment adviser and home to the Kodiak family of funds. The firm, headquartered in Los Angeles, CA, managed institutional capital worldwide. Mr. Mikles also headed Mikles/Miller Group, an affiliate of Shearson Lehman Brothers and was a first vice president with Drexel Burnham Lambert from 1981 through 1989. He is a director of FutureFuel Corporation (London Stock Exchange), and Boss Holdings, Inc. (Nasdaq) and chairs its audit committee. He also served as a director of Imperial Bank (NYSE), NelNet Corporation (NYSE), Coastcast Corporation (NYSE), Official Payments (NASDAQ), and Centerspan Corporation (NASDAQ).

Richard A. Nightingale, CPA

Audit Committee Chairman

Governance & Nominating Committee Member

Executive Committee Member

Director since 2000

Mr. Nightingale, 60, is a certified public accountant for the firm of Damitz, Brooks, Nightingale, Turner & Morrisset. In 1982, he joined Earl Damitz and Thomas Brooks, and served as its President and Board Chairman from 1986 through December 31, 2007. He began his accounting career in 1971, and in 1973, joined the Santa Barbara office of the international accounting firm of Arthur Andersen & Co. Mr. Nightingale was certified in 1976 and was promoted to Tax Manager in 1977. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He is a member, past President, and current Treasurer of the Board of Directors of United Way of Santa Barbara and past president of the Santa Barbara Rotary Club. He is also a member of the Boards of Directors of the Volentine Family Foundation and The Page Family Foundation.

Kathy J. Odell

Compensation Committee Chairman

Governance & Nominating Committee Member

Executive Committee Member

Director since 1999

Ms. Odell, 62, is an entrepreneur and served from 2002 through January 31, 2008, as CEO of Inogen, Inc., a manufacturer of respiratory devices for the home healthcare market. She was formerly the Vice President of Enterprise Services for Agility Communications, Inc. in 2000-2001, and the Chief Operating Officer of Karl Storz Imaging, Inc., which she co-founded in 1985 as Medical Concepts, Inc. Ms. Odell is active in promoting entrepreneurial growth in the Santa Barbara area. She is a Director of the American Association for Homecare, and a member of UCSB Foundation Board of Trustees.

Item 2. Ratification of Independent Registered Public Accounting Firm

The Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of E&Y to serve as our independent registered public accounting firm for 2008. Representatives of E&Y will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the selection of E&Y as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of E&Y to our shareholders for ratification because we value our shareholders’ views on the Company’s independent public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Your Board of Directors unanimously recommends a vote FOR the ratification of E&Y as our independent registered public accounting firm for 2008.

Item 3. Approve the 2008 Pacific Capital Bancorp Equity Incentive Plan

Overview

On February 13, 2008, the Board of Directors adopted the Pacific Capital Bancorp 2008 Equity Incentive Plan (the “2008 Plan”) and now seeks shareholder approval of the 2008 Plan at the Annual Meeting. A key objective of the 2008 Plan is to provide more flexibility in the types of equity incentives that may be offered to employees and non-employee Directors. The Board of Directors adopted the 2008 Plan because stock options no longer have a significant financial statement advantage under SFAS No. 123(R). As a result of this change in accounting, other forms of equity incentives may be more advantageous to the Company and our shareholders. The 2008 Plan provides for several different types of equity awards in addition to stock options and restricted stock awards.

The Board believes the 2008 Plan is necessary to give the Company flexibility to (i) attract and retain qualified non-employee directors, executives and other key employees and consultants with appropriate equity-based awards, (ii) motivate high levels of performance, (iii) recognize employee contributions to the Company’s success, and (iv) align the interests of plan participants with those of the Company’s shareholders. In addition, the Board believes a robust equity compensation program is necessary to provide the Company with flexibility in negotiating strategic acquisitions and other business relationships to further expand and grow our business.

Without the ability to grant equity-based awards for these purposes, we may not remain competitive for qualified non-employee directors and executives, and skilled employees and consultants in the banking industry, particularly against similar companies vying for a limited talent pool. The 2008 Plan contains a number of provisions and amendments that the Board of Directors believes are consistent with the interests of shareholders and sound corporate governance practices. These include:

•

No Stock Option Repricings. The 2008 Plan prohibits the repricing of stock options without the approval of shareholders. This provision applies to both direct repricings—lowering the exercise price of a stock option—and indirect repricings—canceling an outstanding stock option and granting a replacement stock option with a lower exercise price.

•	Individual Grant Limits. No participant may be granted Awards in any one year to purchase more than an aggregate 200,000 shares.

•	No annual "Evergreen" Provision. The 2008 Plan provides for a fixed allocation of shares, thereby requiring shareholder approval of any additional allocation of shares.

•

No Discount Stock Options. The 2008 Plan prohibits the grant of a stock option with an exercise price of less than the fair market value of the closing price of the Company’s common stock on the date the stock option is granted.

•

Independent Committee. The 2008 Plan will be administered by the Compensation Committee of the Board of Directors, which consists of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code and meets the current NASDAQ standard of directors' independence.

The 2008 Plan reserves 1,773,000 shares for issuance plus the shares available for grant under the 2002 Stock Plan (not to exceed 605,000), plus the shares available for issuance under the 2005 Directors’ Stock Plan (not to exceed 122,000) for an aggregate of 2,500,000 shares available for grant under the 2008 Plan. Upon receiving shareholder approval of the 2008 Plan, no further grants will be made under the 2002 Stock Plan or the 2005 Directors’ Stock Plan, but shares may continue to be issued under such plans pursuant to grants previously made. The 2,500,000 shares reserved for issuance will serve as the underlying value for all equity awards under the 2008 Plan. However, no more than 900,000 shares may be issued under the 2008 Plan as “full-value” awards, which includes both restricted stock and performance units. There has been no determination with respect to future awards under the 2008 Plan as of the date of this Proxy Statement.

Summary of the 2008 Equity Incentive Plan

Background

Key employees of the Company currently have an opportunity to participate in the Company’s 2002 Stock Plan established in January 2002 and approved by our shareholders on April 23, 2002. Non-qualified options and restricted stock may be granted under this plan. Prior to the 2002 Stock Plan, equity awards were granted pursuant to the 1992 Amended and Restated Restricted Stock Plan, which allowed for incentive and nonqualified stock options. The 1992 Plan is active only for the exercise of options held by employees. Both plans described in this paragraph have a reload feature. However, the reload feature was eliminated in the 2008 Plan.

All options outstanding were granted with an option price set at 100% of the market value of the Company’s common stock on the date of the grant.

The 2008 Plan provides for grants of stock options, stock appreciation rights (“SARs”), restricted stock and performance units (sometimes referred to individually or collectively as “Awards”) to non-employee directors, officers, employees and consultants of the Company and its subsidiaries. Stock options may be either “incentive stock options” (“ISOs”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options (“NQSOs”).

Plan Administration; Amendment and Termination

The Board and/or one or more of its committees (“Administrator”) shall administer the 2008 Plan in accordance with applicable law. The Administrator may, amend, suspend or terminate any portion of the 2008 Plan for any reason, but must obtain shareholder consent for any material Plan amendment, or the consent of affected Plan participants if any such action alters or impairs any obligations regarding Awards that have been granted. The 2008 Plan terminates in 2018. However, such termination will not affect Awards granted under the 2008 Plan prior to termination.

Reversion of Shares to the Plan

When Awards made under the 2008 Plan expire or are forfeited, the underlying shares will become available for future Awards under the 2008 Plan. Shares awarded and delivered under the 2008 Plan may be authorized but unissued, or reacquired shares.

Eligibility for Awards

Employees, officers, consultants and non-employee directors of the Company or its subsidiaries may be granted Awards under the 2008 Plan. The Administrator determines which individuals will receive Awards, as well as the number and composition of each Award. Awards under the 2008 Plan may consist of a single type or any combination of the types of Awards permissible under the 2008 Plan as determined by the Administrator (or by the full Board in the case of Awards to non-employee directors). These decisions may be based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, his/her potential contributions to the Company’s success, and other factors.

Exercise Price Limitations

The Administrator will determine the exercise price for the shares underlying each Award on the date the Award is granted. The exercise price for shares under an ISO may not be less than 100% of fair market value on the date the Award is granted under Code Section 422. Similarly, under the terms of the 2008 Plan, the exercise price for SARs and NQSOs may not be less than 100% of fair market value on the date of grant. There is no minimum exercise price prescribed for restricted stock and performance units awarded under the 2008 Plan.

No Material Amendments or Re-Pricing Without Shareholder Approval

Except for adjustments upon changes in capitalization, dissolution, merger or asset sale, the 2008 Plan prohibits the Company from making any material amendments to the 2008 Plan or decreasing the exercise price or purchase price of any outstanding Award (including by means of cancellation or re-grant) without shareholder approval.

Individual Grant Limits

No participant may be granted Awards in any one year to purchase more than an aggregate 200,000 shares. Such limitation is subject to proportional adjustment in connection with any change in the Company’s capitalization as described in the 2008 Plan.

Award Exercise; Payment of Exercise Price

The Administrator will determine when Awards become exercisable. However, no Award may have a term longer than 10 years from the date of grant unless otherwise approved by the Company’s shareholders, and no Award may be exercised after expiration of its term. An Award that becomes exercisable based on the participant’s continuous status as an employee or consultant must require no less than a three-year ratable-vesting period for such Award to become exercisable in full. In the event of the participant’s retirement from the Company, all outstanding Awards currently held by the participant shall become immediately vested and exercisable. After an Award is granted, in no event may the Administrator accelerate the time upon when the Award is exercisable except in the case of the participant’s death, disability, or a change in control of the Company. Payment for any shares issued upon exercise of an Award shall be specified in each participant’s award agreement, and may be made by cash, check or other means specified in the 2008 Plan.

Tax Withholding

The Company shall have the right to deduct or withhold or require a participant to remit to the Company an amount sufficient to satisfy federal, state, local and any applicable foreign taxes (including FICA obligations, if applicable) required to be withheld with respect to the grant, exercise or vesting of any Award.

Effect of Termination, Death, or Disability

If a participant’s employment or consulting arrangement terminates for any reason, vesting of ISOs, NQSOs and SARs generally will stop as of the effective termination date. Participants generally have three months from their termination date to exercise vested unexercised options and SARs before they expire. Longer post-termination exercise periods apply in the event the termination of employment or cessation of service results from death or disability, and retirement in the case of nonqualified stock options and stock appreciation rights. If a participant is dismissed for cause, the right to exercise shall generally terminate five business days following written notice from the Company.

Non-Transferability of Awards

Unless otherwise determined by the Administrator, Awards granted under the 2008 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised by the participant only during the participant’s lifetime.

Stock Appreciation Rights

Under the 2008 Plan, SARs may be settled in shares or cash and must be granted with an exercise price not less than 100% of fair market value on the date of grant. Upon exercise of a SAR, a participant is entitled to receive cash or a number of shares equivalent in value to the difference between the fair market value on the exercise date and the exercise price of the SAR. For example, assume a participant is granted 100 SARs with an exercise price of $10 and assume the SARs are later exercised when the fair market value of the underlying shares is $20 per share. At exercise, the Participant is entitled to receive 50 shares [(($20-$10) x 100) / $20], or $1,000 in cash (50 x $20).

Restricted Stock

The 2008 Plan also permits the Company to grant restricted stock. The Administrator has discretion to establish periods of restriction during which shares awarded remain subject to forfeiture or the Company’s right to repurchase if the participant’s employment terminates for any reason (including death or disability). Restrictions may be based on the passage of time, the achievement of specific performance objectives, or other measures as determined by the Administrator in its discretion. The period of restriction shall not be less than one year for Awards that are earned based on the attainment of performance goals, and less than three years for Awards that are earned based on continuous status as an employee or consultant. During periods of restriction, a participant has the right to vote his/her restricted stock and to receive distributions and dividends, if any, but may not sell or transfer any such shares.

Performance Units

The 2008 Plan also permits the Company to grant performance units that are payable in Company shares or in cash. Each performance unit is equivalent in value to one share of the Company’s common stock. Depending on the number of performance units that become vested at the end of the performance period, the equivalent number of shares are payable to the participant, or the equivalent value in cash. The performance goals may be based on the Company’s performance and/or individual performance objectives as determined by the Administrator. Each Award shall have a minimum performance period of one year if the performance goals or other vesting provisions are performance-based, and a minimum of three years in the case of vesting provisions that are based on continued service. The 2008 Plan is designed to permit the Company to pay compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

Changes in Capitalization; Change of Control

The 2008 Plan provides for exercise price and quantity adjustments if the Company declares a stock dividend or stock split. Also, vesting or restriction periods may be accelerated if the Company merges with another entity that does not either assume the outstanding Awards or substitute equivalent Awards. The Company has employment arrangements with certain executive officers that provide for accelerated vesting of stock options.

Participation in the Plan

Except as otherwise provided in the 2008 Plan, the grant of Awards is subject to the discretion of the Administrator. No determinations have been made with respect to future awards under the 2008 Plan.

U.S. Federal Income Tax Consequences

Option Grants

Options granted under the 2008 Plan may be either ISOs, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code (IRC), or NQSOs, which are not intended to meet those requirements. The Federal income tax treatment for NQSOs and ISOs are summarized below.

Non-Qualified Stock Options

No taxable income is recognized by a participant upon the grant of an NQSO. Generally, the participant will recognize ordinary income in the year in which the option is exercised. The amount of ordinary income will equal the difference between the fair market value of the purchased shares on the exercise date compared to the grant date fair market value. The Company and the participant are required to satisfy the tax withholding requirements applicable to that income, unless the participant is a non-employee Director or consultant, in which case tax withholding is not required. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to exercised NQSOs.

Incentive Stock Options

No taxable income is recognized by a participant upon the grant of an ISO. Generally, the participant will not recognize ordinary income in the year in which the option is exercised, although the participant’s gain from exercise may be subject to alternative minimum tax. If the participant sells the underlying shares acquired from the option within two years after the option grant date or within one year of the option exercise date, gain on that premature, “disqualifying” disposition will be treated as ordinary income to the extent of the lesser of: (1) the fair market value of the stock on the date of exercise minus the grant price, or (2) the amount realized on the disposition minus the grant price. The Company will be entitled to an income tax deduction that equals the amount of the participant’s compensatory ordinary income. If the participant does not make a disqualifying disposition, then the Company will not be entitled to a tax deduction.

Stock Appreciation Rights

No taxable income is recognized by a participant upon the grant of a SAR. The participant will recognize ordinary income in the year in which the SAR is exercised. The amount of ordinary income will be fair market value of the shares received or the cash payment. The Company and the participant are required to satisfy the applicable tax withholding requirements, unless the participant is a non-employee Director, where in such case tax withholding is not required. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to exercised SARs.

Restricted Shares Plan

The tax principles applicable to the issuance of restricted shares under the 2008 Plan will be substantially the same as those summarized above for the exercise of non-qualified stock options in that they are both governed by Section 83 of the IRC Code. Generally, when the restriction lapses, the participant will have ordinary income equal to the difference between the fair market value of the shares on the vesting date and any amount paid for the shares. Alternatively, at the time of the grant, the participant may elect under Section 83(b) of the Code to include as ordinary income in the year of the grant, an amount equal to the difference between the fair market value of the granted shares on the grant date and any amount paid for the shares. If the IRC Section 83(b) election is made, the participant will not recognize any additional compensation income when the restriction lapses, but may have capital gain income or loss upon sale of the shares. The Company will be entitled to an income tax deduction equal to the ordinary income recognized by the participant in the year in which the participant recognizes such income.

Performance Units

Generally, a plan participant who is granted Performance Units will recognize ordinary income in the year payment occurs. The income recognized will generally be equal to the fair market value of the shares received or to the cash payment. The Company will generally be entitled to an income tax deduction equal to the income recognized by the participant on the payment date for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of Executive Compensation

The Company intends that any compensation deemed paid by the Company in connection with the exercise of both ISOs and NQSOs granted with exercise prices equal to the fair market value of the shares on grant date will qualify as performance-based compensation not subject to IRC Section 162(m) $1 million limitation per covered individual on the deductibility of compensation paid to certain executive officers of the Company. A number of requirements must be met in order for particular compensation to so qualify, so there can be no assurance that such compensation under the Plan will be fully deductible in all circumstances.

Equity Compensation Plan Table

The following table provides information as of December 31, 2007 with respect to shares of Company common stock that may be issued under our existing equity compensation plans, including the 2002 Stock Plan and the 2005 Directors’ Stock Plan.

The table does not include the 2,500,000 additional shares of Company common stock proposed to be authorized under the 2008 Plan, for which shareholder approval is currently being sought.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) and (c)
Equity compensation plans approved by security holders	1,680,158	$28.33	1,089,158
Equity compensation plans not approved by security holders	0	0	0
Total	1,680,158	$28.33	1,089,158

(a)	Included in column (a) are unvested stock options granted to directors and employees through current and expired option plans as of December 31, 2007. This amount also includes restricted stock granted.

(b)	This is the weighted-average exercise price of all stock options and restricted stock that is outstanding as of December 31, 2007.

(c)	Securities remaining available for future issuance are for the 2005 Directors’ Stock Plan and the 2002 Stock Plan.

Shareholder Approval

The Company is seeking shareholder approval of the 2008 Plan, including the shares reserved under the 2008 Plan. The Board believes that it is in the best interest of the Company to have a comprehensive equity incentive program. The 2008 Plan provides a meaningful opportunity for officers, directors, employees, consultants and other independent contractors to acquire a proprietary interest in the Company, thereby encouraging those individuals to remain in the Company’s service and more closely align their interests with those of the shareholders, and at the same time provide the Company with the flexibility to manage shareholder dilution. A copy of the 2008 Plan is attached hereto as Exhibit A.

Required Vote

The Company must receive the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting to approve this proposal. If you are present in person or represented by proxy at the meeting and abstain from voting on this proposal, it has the same effect as if you voted “AGAINST” the proposal.

Your Board of Directors unanimously recommends a vote FOR the adoption of the

2008 Pacific Capital Bancorp Equity Incentive Plan.

Item 4. Approve the 2007 Pacific Capital Bancorp Performance-Based Annual Incentive Compensation Plan

Overview

On August 22, 2007, the Compensation Committee approved the adoption of the 2007 Performance-Based Annual Incentive Compensation Plan (the “2007 Plan”), which was designed to support a pay-for-performance culture and enhance the ability of the Company and its affiliates to attract and retain individuals of exceptional managerial talent. The 2007 Plan provides incentive compensation to participants based upon the level of achievement of financial and other performance criteria.

Shareholder approval of the 2007 Plan will allow compensation paid under this plan to qualify as “performance-based” compensation not subject to the limitation on deductibility for income tax purposes of certain executive compensation in excess of $1 million under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). A summary of the 2007 Plan and the proposed revisions for the 2008 fiscal year are described below.

Plan Objective and Performance Period

The 2007 Plan is prospective in design with the utilization of a defined payout formula that is based upon the achievement of a combination of pre-determined Company and department/individual performance criteria. The 2007 Plan operates on a calendar year performance period basis (January 1st to December 31st) and provides an opportunity for participants to earn an annual incentive award based on the achievement of pre-determined goals. If the Company does not meet minimum performance levels, there are no payouts for the Company’s performance objective portion to participants. However, participants are still eligible to receive payouts related to their department or individual performance objectives.

Participation/Eligibility

Eligibility requirements include:

•	New employees must be employed by October 1st to be eligible for an incentive award.

•	Employees hired after October 1st must wait until the next calendar year to be eligible for an award.

•	Employees hired before October 1st who work a partial year will be eligible to receive pro-rated awards.

•	Participants must receive a minimum performance rating of “meets expectations achieved” (“ME”) or better to be eligible for any payout.

•

Eligible employees who terminate employment due to disability, death or retirement (as defined by the Company’s official retirement policies) can receive a partial award based on the percentage of days the eligible employee was actively employed in the calendar year, even if they are not employed as of the award payout date.

•	Employees who participate in variable or commission pay programs or the Refund Anticipation Loan department incentive program are not eligible to participate in the 2007 Plan.

2008 Plan Design

The plan design for the 2008 fiscal year incorporates a tiered approach (similar to the 2007 Plan) with annual cash incentive awards that are linked to the achievement of pre-defined performance objectives. Incentive ranges (as a percent of the participant’s eligible salary) are designed to provide market competitive payouts for the achievement of minimum, target and maximum performance objectives. Incentive award opportunities and performance objectives are based on the participant’s position. Each year, the design, incentive award opportunities and performance objectives are approved by both the Compensation Committee and the Board of Directors. The table below illustrates the 2008 plan design.

Tier	Officers Included	Incentive Award Opportunities (Percent of Salary)			Performance Objectives (Weighting)
		Minimum	Target	Maximum	Company	Dept/Individual
I	CEO	0%	75%	150%	100%	0%
II	Named Executive Officers	0%	50%	100%	50% - 75%	25% - 50%
III	Key Exempt Officers	0%	15% - 25%	30% - 50%	25% - 50%	50% - 75%

2008 Performance Objectives

Performance Objectives for participants may relate to one or more of the following: Revenue, Revenue Growth, Net Income, Net Income Growth, Deposits, Growth of Deposits, Loans, Loan Growth, EPS, EPS Growth, Charge Offs, Efficiency Ratio Improvement, Charge-offs, Non-Performing Loans to Total Loans and other strategic performance initiatives.

The foregoing performance objectives may be applied to the Company, a division or subsidiary of the Company. The Compensation Committee and the Board of Directors approved the 2008 plan design on February 13, 2008. Specific performance criteria for participants will be determined by management and communicated via a goal-setting worksheet.

A participant must achieve a “ME” performance rating to earn any incentive compensation, which also includes an adequate audit rating. If an unacceptable audit rating is given, a participant is given six months to remedy the issues causing that rating. If within six months, the participant successfully raises his/her audit rating to acceptable, then the participant is eligible to earn one half of the incentive opportunity presented on the goal-setting worksheet.

Award Calculation and Payment.

•	Payouts are determined based on a combination of Company performance, department performance and/or individual performance.

•	Payouts are based on the participant’s actual amount of salary earned in the calendar year in which the award is based.

Award payouts are calculated using a ratable approach as a proportion of minimum, target and maximum award opportunities. Awards are then paid out as a special payment, less any applicable tax withholdings, within two and one half months following the calendar year-end.

For awards earned in 2007 and paid in March 2008, please see the “New Plan Benefits Table” on page 54. The “Compensation Discussion and Analysis” within this proxy statement provides further information for the highly-compensated executive officers.

Shareholder Approval

The Company is seeking shareholder approval of the 2007 Plan, a copy of which is attached hereto as Exhibit B.

Required Vote

An affirmative vote of a majority of the shares represented and voting is required to approve the 2007 Performance-Based Annual Incentive Compensation Plan. Abstentions will have the same effect as a vote “against” the proposal.

Your Board of Directors unanimously recommends a vote FOR the adoption of the 2007 Pacific Capital Bancorp Performance-Based Annual Incentive Compensation Plan.

Executive and Director Compensation

Named Executive Officers Who Are Not Directors

Paul B. Bianchi

Executive Vice President, Private Wealth Management

Mr. Bianchi, 57, joined the Company in July 2006 as the Regional Market Manager for the Company’s Northern Region. In August 2007, he was appointed to his current position. Prior to joining the Company in 2006, Mr. Bianchi was a Regional Manager for Wells Fargo in Carmel, California, where he had been employed for 33 years. He holds a Bachelor of Arts degree from the University of California at Los Angeles. Additionally, he is a graduate of UCLA’s Law School Extension, Pacific Coast Banking School at the University of Washington and the Cannon Financial Institute at the University of North Carolina at Charlotte.

Joyce M. Clinton

Former Executive Vice President & Chief Financial Officer

Ms. Clinton, 50, served as Executive Vice President & Chief Financial Officer of the Company from March 2006 until her resignation on August 3, 2007. Prior to joining the Company in 2006, Ms. Clinton was a Senior Vice President and Chief Financial Officer of Wells Fargo Services in Phoenix, Arizona. Prior to joining Wells Fargo, Ms. Clinton held senior financial management positions with First Interstate Bank and Chase Bank of Arizona, and was also a senior accountant with Arthur Andersen & Co.

Bradley S. Cowie

Senior Vice President, Chief Risk Officer and Interim Chief Financial Officer

Mr. Cowie, 46, was appointed Interim Chief Financial Officer on August 3, 2007, following the resignation of Ms. Joyce Clinton, our former CFO. He joined the Company in April 1996 as Director, Risk Management and was appointed Senior Vice President and Chief Risk Officer in July 2006. He holds a Bachelor's degree from Westmont College; an MBA in International Management from American Graduate School of International Management; and is a Certified Public Accountant.

Frederick W. Clough

Executive Vice President and General Counsel

Mr. Clough, 64, is Executive Vice President and General Counsel. From 2006 through March 2007, he also served as Chief Administrative Officer of the Company. Prior to joining the Company in 2001, Mr. Clough was the Managing Partner of the Santa Barbara law firm of Reicker, Clough, Pfau, Pyle, McRoy & Herman, LLP. Mr. Clough is a past president of the Board of Directors of the Santa Barbara Zoo, a member and past president of the Board of Directors of Child Abuse Listening & Mediation, and a member of the Board of Directors of the Council on Alcohol and Drug Abuse. Mr. Clough holds a Bachelor of Arts from Stanford University, and a Juris Doctorate from UCLA School of Law.

William S. Thomas, Jr.

Former President and Chief Executive Officer

Mr. Thomas, 64, retired as President & Chief Executive Officer and resigned as a Director as of April 2, 2007. At that time, he assumed a community relations role for the Company. He joined Santa Barbara Bank & Trust in 1994 as Manager of the Trust & Investment Services Division.

Executive Compensation Overview

The following provides a brief overview of the more detailed disclosure set forth in the Compensation Discussion & Analysis (CD&A) section that follows this section.

•	The objective of the Company’s compensation program is to align the interests of our employees with the interests of the Company in obtaining superior financial results.

•	We provide our executive officers with the following types of compensation: base salary, annual cash incentives, and long-term equity incentives.

•	We target total compensation at the 50th to 75 th percentile of market data, depending on individual performance.

•	We encourage a pay-for-performance culture by linking short-term and long-term incentive-based compensation to the achievement of measurable business and individual performance goals.

•	We use equity-based compensation as a means to align the interests of our executives with those of our shareholders.

•

Short-term incentives support our “pay-for-performance” compensation philosophy; while long-term incentives serve both as a retention mechanism and as a means to focus our executives on long-range strategic goals, sustainable growth and performance.

•

We do not backdate or re-price equity awards. Our Compensation Committee approves all Section 16 equity awards, and our annual equity incentive awards are not approved until after the release of our year-end earnings. Directors receive an annual equity award following their election at the Annual Shareholders meeting.

•	With the exception of our CEO, our executive officers do not have an employment agreement.

•	We do offer a Management Retention Plan to key executives, which includes severance/change-in-control provisions.

•	Our executives participate in the same group benefit programs available to all employees, including our 401(k) and Employee Stock Ownership Plan.

•	We offer a deferred compensation plan to executives.

•	We do not offer a non-qualified defined benefit pension plan.

•	The only “perk” we offer to certain executives is to pay half of the membership dues in a country club for business-related expenses.

•	We do not have a stock ownership and holding policy for executive officers, however, there is a stock ownership policy for our non-employee directors (see p. 7).

•	The Company achieved performance targets for fiscal 2007, which resulted in short and long-term incentive compensation payouts.

•	We believe our executive compensation program is fair, reasonable and competitive and serves the interest of the Company’s shareholders.

Compensation Discussion and Analysis

As provided in its charter, the Compensation Committee of our Board of Directors (the “Committee”) has overall responsibility for establishing, implementing and monitoring our compensation structure, policies and programs. The Committee is composed of three directors, each of whom the Board has determined qualifies as an independent director under the NASDAQ listing standards. The Committee’s Chairman regularly reports to the Board on Committee actions and recommendations. The Committee has authority to retain (at the Company’s expense) outside counsel, compensation consultants and other advisors to assist as needed.

This discussion addresses compensation with respect to fiscal 2007 for our Named Executive Officers, who are:

•	President and Chief Executive Officer, Mr. Leis;

•	former President and Chief Executive Officer, Mr. Thomas;

•	interim Chief Financial Officer, Mr. Cowie;

•	former Chief Financial Officer, Ms. Clinton;

•	Vice Chairman, Mr. Larson;

•	Executive Vice President and General Counsel, Mr. Clough; and

•	Executive Vice President, Wealth Management Group, Mr. Bianchi

As disclosed in last year’s proxy statement, Mr. William S. Thomas, Jr. announced his plans to retire as President and Chief Executive Officer and resign as a member of the Board of Directors upon the appointment of his successor. Mr. Thomas entered into an Employment Agreement with the Company, effective as of October 11, 2006 (see “Employment Agreements” within this CD&A Report for further information). A CEO Search Committee was appointed by the Board in October 2006 to conduct a national search for a new CEO (see “CEO Search Committee” description under The Board and Committee Membership section of this proxy statement).

On April 2, 2007, the Board of Directors selected George S. Leis to succeed Mr. Thomas as President and Chief Executive Officer and appointed him to fill the Board vacancy. Mr. Thomas remains employed by the Company in a community relations position pursuant to his Employment Agreement.

The following Compensation Discussion and Analysis describes the objectives and general policies of our compensation program as it relates to the Named Executive Officers; specific practices relating to the determination of the principle elements of our compensation program; and analysis of decisions regarding compensation for the Named Executive Officers with respect to fiscal 2007.

Compensation Program Objectives and General Policies

Overall Program Objectives

We design our compensation programs to achieve the following objectives:

•	support the Company’s business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	attract, motivate and retain key executives who are critical to the Company’s long-term success; and

•	align incentive compensation with performance measures that are directly related to the Company’s financial goals and creation of shareholder value.

The following principles guide us in developing executive compensation programs and setting total compensation levels for executives.

•	Compensation levels should be closely tied to the success of the Company and each executive’s contribution to that success.

•	Compensation programs should offer an opportunity for greater compensation for superior performance, balanced by the risk of lower compensation when performance is less successful.

•

The mix and level of compensation for an executive should consider the importance of the executive to the Company, competition for that executive’s talent within our markets and relative levels of compensation for other executives at the Company.

All compensation decisions are made with consideration of the Committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance, which will ultimately benefit the Company’s stockholders.

Roles and Responsibilities in Determining Executive Compensation

The Committee determines the compensation, including related terms of employment agreements for those who have them, for each of the Named Executive Officers. The Committee also conducts reviews of the Company’s general executive compensation policies and strategies and oversees and evaluates the Company’s overall compensation structure and programs. The Committee’s responsibilities include:

•	Evaluating and approving goals and objectives relevant to compensation of the CEO and other executive officers, and evaluate performance in light of those goals and objectives;

•	Determining compensation for the CEO and approving compensation for other executive officers and senior officers at the recommendation of the CEO;

•	Evaluating and approving all grants of equity-based compensation to executive officers and other senior officers;

•	Recommending to the Board compensation policies for non-employee Directors; and

•	Reviewing performance-based cash and equity-based incentive plans for the CEO and other executive officers and reviewing other benefit programs presented to the Committee by the CEO.

The Committee determines the compensation of the CEO without management input, but is assisted in this determination by its compensation consultant and reviews its determination with the Board of Directors (without members of management present) prior to its final determination.

In making determinations regarding compensation for other executive officers, the Committee considers the recommendations of the CEO and the input received from its compensation consultant. In making this recommendation, the CEO evaluates the performance of the executives, considers the executive’s responsibilities and compensation in relation to other officers of the Company, and considers publicly available information regarding the competitive market for talent, and the compensation analysis provided by the compensation consultant. The Committee has absolute discretion as to whether it approves the recommendations of the CEO for the executive officers or makes adjustments, as it deems appropriate, and advises the Board of its deliberations.

The chart below summarizes the decision process.

Role in Decision Process
	Plan / Governance	CEO	Compensation Committee	Board of Directors

CEO

Base Salary			Reviews and recommends	Approves

Variable Compensation	2007 Performance-Based Annual Incentive Plan		Reviews and recommends	Approves

Long-Term Incentives	2002 Stock Plan		Reviews and recommends	Approves
Section 16 Officers (including Named Executive Officers)

Base Salary		Reviews and recommends	Approves

Variable Compensation	2007 Performance-Based Annual Incentive Plan	Reviews and recommends	Approves

Long-Term Incentives	2002 Stock Plan	Reviews and recommends	Approves

The Role of our Compensation Consultant

Since 2005, the Committee has engaged the Compensation Group of Clark Consulting to provide competitive compensation data for the CEO and other executive officers. The scope of the engagement for 2007 included:

•	Total compensation analysis for the new CEO (including base salary, annual cash incentive targets and long-term incentive targets)

•	Top management (proxy level officers) compensation analysis

•	2007 Proxy Statement review and assistance

•	Board of Directors compensation review

•	Review and comment on recommendations by management, including executive pay programs, the peer group, the 2008 equity plan, benefit programs, and the new Management Retention Plan.

The compensation consultant also provides services to management from time to time, which are pre-approved by the Committee. In addition to reviewing and commenting on management recommendations (listed above), the compensation consultant also provided assistance to Mr. Leis in structuring a high performance compensation plan for the organization and a compensation analysis for mid-management positions. In early 2008, the Compensation Group of Clark Consulting became an independent company operating under the new name of Amalfi Consulting.

The Peer Group

To assist the Committee in evaluating the competitiveness of the Company’s executive compensation programs, a peer group of banking institutions was developed (the “Peer Group”). The Peer Group consists of 20 banks ranging in asset size from $3.1 billion to $14.9 billion. The Peer Group banking institutions have similar business model concentrations in wealth management and consumer and commercial loans and are geographically disbursed to enhance the group’s regional and national diversity and similar business model concentrations in wealth management and consumer and commercial loans. Data analyzed by the Committee included total assets, asset growth, ROAA, ROAE, net interest margin, efficiency ratio, core EPS growth, total three-year returns and number of branches. The specific peer organizations are listed below.

Company Name	Total Assets 2006 FY
City National Corporation	$14,884,381
East West Bancorp, Inc.	10,823,711
Bank of Hawaii Corporation	10,571,815
UCBH Holdings, Inc.	10,346,414
Wintrust Financial Corporation	9,571,852
First Midwest Bancorp, Inc.	8,441,526
Susquehanna Bancshares, Inc.	8,225,134
Cathay General Bancorp	8,026,508
MB Financial, Inc.	7,978,298
First Niagara Financial Group, Inc.	7,945,526
Greater Bay Bancorp	7,371,134
Umpqua Holdings Corporation	7,344,236
CVB Financial Corp.	6,094,262
SVB Financial Group	6,081,452
Boston Private Financial Holdings, Inc.	5,763,544
First Community Bancorp	5,553,323
AMCORE Financial, Inc.	5,292,383
Westamerica Bancorporation	4,769,335
PFF Bancorp, Inc.	4,340,790
Farmers & Merchants Bank	3,073,472

The Committee believes that surveying measures such as base salaries, cash compensation and total compensation paid by companies in the Peer Group can serve as a useful comparative tool. On the other hand, the Committee recognizes that executives in different companies can play significantly different roles, even though they may hold the same nominal positions. Moreover, it is not possible to determine from the available information about Peer Group compensation anything relating to the respective qualitative factors that may influence compensation, such as the performance of individual executives or their perceived importance to their companies’ business. The Committee looked to information about the Peer Group only as a guide to “benchmark” compensation.

Principle Elements of Total Compensation

Total compensation elements include:

•	base salary;

•	incentive compensation (annual, performance-based cash bonus and long-term equity-based compensation);

•	benefits (such as 401(k) employer matching contributions, tax gross-ups, and insurance premiums).

All compensation decisions are made with consideration of the Committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance, which will ultimately benefit the Company’s stockholders. The components of each element of compensation for the Named Executive Officers are described below, along with the rationale behind the Committee’s decisions in making any adjustments to compensation.

Base Salary

The objective of base salary is to provide fixed compensation to an individual that reflects his or her job responsibilities, experience, value to the Company, and demonstrated performance. Our philosophy is to position base salaries at close to market median levels in order to remain competitive in attracting and retaining executive talent. The Committee reviews the Named Executive Officers’ base salaries annually and considers a number of factors, including: the executive’s experience, sustained level of performance in the job, pay relative to other executives, and average base salaries paid to comparable executives of the Peer Group. When it becomes difficult to obtain compensation data for an executive officer based on his/her unique scope or responsibility, the Committee may look at compensation data for senior executives at companies other than the primary peer group in setting base salary.

Incentive Compensation

Annual Cash Incentive Compensation.

The Performance-Based Annual Incentive Plan (“Incentive Plan”) was redesigned in 2007 to support a pay-for-performance culture and is intended to reward and retain high performers, to drive the long-term financial success of the Company, and to create an environment where employees are rewarded if the Company and his/her department achieve or exceed pre-determined annual performance criteria. The Incentive Plan was also designed to reward employees for achieving and exceeding individual performance criteria. It is prospective in design with the utilization of a defined payout formula that is based upon the achievement of a combination of pre-determined Company and department/individual performance criteria. The Compensation Committee and the Board of Directors approve the Incentive Plan on an annual basis.

Setting target bonus under the Incentive Plan. The Incentive Plan design incorporates a tiered approach with annual incentive awards that are linked to the achievement of pre-defined performance goals. The incentive ranges (as a percent of salary) are designed to provide market competitive payouts for the achievement of minimum, target and maximum performance goals. Performance objectives for the Named Executive Officers may consist of one or more of the following: revenue, revenue growth, net income, net income growth, total assets, growth in total assets, deposits, growth of deposits, loans, loan growth, EPS, EPS growth, efficiency ratio improvement, charge offs, non-performing loans to total loans and other strategic performance initiatives. The target bonus takes into account all factors that the Committee deems relevant, including the recommendation of the CEO (except with respect to his own bonus), competitive market conditions and the Committee’s assessment of the aggressiveness of the level of growth reflected in the financial performance ranges.

Incentive Plan Funding. Each year, the Compensation Committee receives recommended financial performance measures and performance ranges for the Company from senior management and reviews them with senior management and the Committee’s compensation consultant. The Committee then establishes a target that the Company must achieve for the Incentive Plan to be funded at the budgeted level and reports their determination to the full Board. This target is designed to be consistent with the Company’s strategic objectives. For fiscal year 2007, the performance measure was based on “net income after taxes” for the core Bank.

Performance ranges may include adjustments to take into account expected events that will have a predictable impact on the measure. The Board of Directors has the sole ability to decide if an extraordinary occurrence totally outside of management’s influence, be it a windfall or a shortfall, has occurred during the current Incentive Plan year, and whether the awards should be adjusted to reflect the effects of such events. Notwithstanding the foregoing, such discretionary authority shall not be exercised with respect to any incentive awards payable to a Named Executive Officer. Such payments shall be determined solely from the plan design approved by the Compensation Committee.

The incentive payout to the Named Executive Officers is directly linked to Company performance. If the Company does not meet its minimum performance level, there is no payout for the Company’s performance objective portion of the incentive payout, but participants are still eligible to receive payouts related to their department or individual performance objectives. The CEO has 100% of his incentive payout linked to Company performance.

The Company’s net income fell within the targeted range to fund the bonus program. The consolidated net income of $100.9 million for the 2007 fiscal year was adjusted for certain events. The performance measure of “net income after tax of the core Bank” for fiscal year 2007 was $78.8 million and fell within the range to fund the bonus program. The Incentive Plan was fully funded at $5.3 million, which the Committee had approved earlier in the year.

Measuring performance. After the end of the fiscal year, the Committee determines the applicable performance results compared to the pre-determined goals and the incentive amounts, if any, payable to the Named Executive Officers. Under the terms of the Incentive Plan, performance goals are limited to certain Company, affiliate, operating unit or division financial performance measures. Performance goals may be expressed on an absolute or relative basis, and may take into account the exclusion of certain items deemed appropriate by the Committee. The awards granted and payments made to the Named Executive Officers under this Plan are intended to qualify as performance-based compensation under Section 162(m). Awards are then paid out as a special payment (less any applicable tax withholdings), within 90 days following the fiscal year-end.

Long-Term Incentive Compensation

The 2002 Stock Plan (the “2002 Plan”) was approved by shareholders and provides for the ability to grant non-qualified stock options and time-vested restricted stock. Long-term incentives are intended to focus our executives on our long-range strategic goals and on the sustainable growth and performance of the Company. The Committee feels that the use of equity-based compensation furthers the goal of aligning executives’ interests with those of Company stockholders by linking compensation to equity price growth.

In general, long-term incentive awards are targeted at the median of the Peer Group with appropriate adjustments for individual and Company performance. A blend of restricted stock and stock options are awarded to senior officers, while restricted stock is awarded to other key officers. The exercise price of stock options is the closing stock price of the Company’s common stock on the date of grant. The Committee approves all equity awards for Section 16 officers and other key officers.

The Company’s most recent practice has been to grant stock options that vest over a four-year period, with 20% becoming exercisable six months following the grant date, and 20% thereafter on each anniversary of the grant date with a ten-year term. Prior to the Fall of 2007, restricted stock vested over a five-year period, with 5% vesting on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary. Last Fall, the Committee adopted management’s recommendation to change the vesting schedule for both stock options and restricted stock for all employees. Stock options now vest in 20% annual increments on each anniversary date, and restricted stock vests in annual one-third increments on each anniversary date.

Shares of restricted stock are held in book entry form with our transfer agent until restrictions lapse and the participant pays taxes on the shares. Participants receive quarterly dividends on their restricted stock and vote their shares. Restricted stock cannot be sold or transferred until the shares vest.

Should an officer leave the Company prior to the completion of the vesting schedule of an equity award, the unvested portion is forfeited, unless such officer qualifies for retirement.

Executive Employment Agreements and Other Arrangements

George Leis. On March 29, 2007, the Company and its wholly-owned subsidiary, Pacific Capital Bank, N.A. (the “Bank”) entered into an Employment Agreement (“Agreement”) with Mr. Leis upon his appointment by the Board of Directors to serve as President and Chief Executive Officer, effective as of April 2, 2007. Subsequently, on February 13, 2008, the independent directors of the Board approved the adoption of the First Amendment to the Agreement (“Amended Agreement”). The Agreement provides for a three-year employment term.

Under the terms of the original Agreement, Mr. Leis received (a) a base salary of $500,000; (b) a one-time hiring bonus of $100,000; and (c) grants of stock options and restricted shares, each with a value on April 2, 2007 of $100,000. Additionally he became eligible to receive cash and long-term incentive bonus payments. Mr. Leis’ annual incentive bonus is based upon his performance and accomplishments of business, financial, and other goals established by the Board of Directors. The cash portion of the bonus ranges from 0% to 150% of Mr. Leis’ base salary. The equity portion is awarded in the form of either stock option grants or restricted stock grants (or a combination of both). He has an opportunity to earn up to 75% of his base salary in equity for “Target Performance” and up to 150% of his base salary for “Maximum Performance.” He is also eligible to participate in the Company's Deferred Compensation program and group benefit programs.

If Mr. Leis' employment is terminated for cause (as defined in the Agreement), he will be paid his base salary earned to the date of termination. If Mr. Leis' employment is terminated without cause (other than in connection with a change in control as defined in the Agreement), he is entitled to (i) his base salary earned to the termination date; and (ii) a one-time lump sum payment equal to two times his then current annual base salary and bonus. The payment will be paid in equal installments on the Bank’s normal payroll dates during the 24-month period immediately following such termination.

If Mr. Leis' employment is terminated in connection with a disability, he would be entitled to receive for a period of twelve months an amount equal to the difference between any disability payments provided by the Company's insurance plans and his then current base salary. In addition, all of his unvested stock options and restricted stock would vest. As a result of his death, Mr. Leis’ estate would be entitled to an amount equal to (i) his base salary through the date of his death; and (ii) any compensation previously deferred by him. In addition, all of his unvested stock options and restricted stock would vest.

The Amended Agreement increases Mr. Leis’ severance payment upon a Change in Control from two times his average base salary and bonus over the last two years to three times his average base salary and bonus over the last three years and replaces the existing definition of “Change of Control” with the same Change of Control definition provided in the new Management Retention Plan that covers the other Named Executive Officers.

The Amended Agreement provides that Mr. Leis would be eligible to receive a tax “gross-up” payment in the event that his total payments under the Employment Agreement were subject to an excise tax under Section 4999 of the Internal Revenue Code. It also provides that during the term of his employment with the Company and the Bank, and for a two-year period following termination of his employment, Mr. Leis will not solicit the banking business of any customer, encourage any customer to stop using the facilities or services of the Company, encourage any customer to use the facilities or services of any competitor of the Company, nor solicit the services of any officer, employee or independent contractor of the Bank or the Company.

Under the terms of his March 3, 2006 offer letter of employment for the position of Executive Vice President, Wealth Management Division, Mr. Leis is also entitled to receive a retention bonus for up to 10 years, subject to normal payroll deduction. The retention bonus is paid in annual installments of $10,000, the first of which he received in 2007.

William S. Thomas, Jr. As disclosed in last year’s proxy statement, Mr. Thomas announced his plans to retire as President & CEO and entered into an employment agreement with the Company, effective October 11, 2006. On April 2, 2007, Mr. Thomas officially retired as President and CEO of the Company and resigned as a director of the Board and assumed a community relations role with the Company. Pursuant to the terms of his employment agreement, he receives a monthly salary of $45,833 (the equivalent of $550,000 per year) during the term of his employment agreement, as well as $100,000 annually for his community relations role. He acknowledged and agreed that he would not be considered for bonus compensation.

Mr. Thomas is eligible to participate in the Company’s group health, dental and vision insurance plans, and the 401(k) retirement plan during the term of his employment agreement, which expires on November 10, 2008. He is not eligible to participate in the Management Retention Plan. At the expiration of his employment agreement, or any earlier termination by the Company or Mr. Thomas, he is eligible to receive retirement benefits, including participation in the Company’s Key Employee Retirement Health Plan.

Clayton C. Larson. At the time of our merger with the former Pacific Capital Bancorp in December 1998, Mr. Larson had an employment agreement in effect with that company, which triggered a change-in-control payout and a Salary Continuation Agreement. The employment agreement expired in 2003. Under the Salary Continuation Agreement, Mr. Larson is entitled to receive monthly payments for a period of 180 months. The $120,000 initial annual payment was adjusted in the first year of payout to reflect changes in the federally determined Cost of Living Index issued by the Bureau of Labor Statistics. Payments are adjusted annually each year to reflect further changes in the Index, using the date of retirement (age 65) as a base line. In the event that Mr. Larson dies before receiving the full amount to which he is entitled, the Company would continue to make payments of the remaining balance to his designated beneficiary. Under the terms of the agreement, payments expire in 2013.

Joyce Clinton. On June 4, 2007, Ms. Clinton advised the Company that she intended to resign her position as Chief Financial Officer. She entered into a Retention Agreement with the Company, pursuant to which she agreed to perform her continuing duties as Chief Financial Officer until the departure date, which was August 3, 2007. During her continued employment, she was expected to perform all of her normal duties and responsibilities as Chief Financial Officer, including, but not limited to, all of the duties related to the completion and filing of the Company's 2007 second quarter on Form 10-Q. In recognition of the benefits furnished by Ms. Clinton of remaining with the Company and the Bank until the departure date, she received a payment of $130,000. Ms. Clinton was not entitled to or eligible for performance bonus compensation for services provided to the Company and the Bank during 2007.

Paul Bianchi. Pursuant to the terms of Mr. Bianchi’s offer letter of May 1, 2006 for the position of Regional Market Manager for the Wealth Division, he received a $100,000 hiring bonus during his first year of employment, payable at $25,000 per quarter. In 2007, Mr. Bianchi received the remainder of these payments ($75,000), which were subject to normal payroll deductions.

Fiscal 2007 Decisions

CEO Base Salary

In 2007, Mr. Thomas served as President & CEO for the period January 1, 2007 – April 1, 2007. As disclosed in his Employment Agreement, Mr. Thomas receives a monthly salary of $45,833 (the equivalent of $550,000 per year) until the expiration of his Employment Agreement on November 10, 2008 (provided he is not terminated for cause as defined in the Agreement). Mr. Thomas was earning $550,000 in base salary when he entered into the Employment Agreement with the Company on October 11, 2006. In his community relations role, which he assumed on April 2, 2007, Mr. Thomas is entitled to an additional annual salary of $100,000.

The base salary discussion for Mr. Leis reflects his compensation as Executive Vice President, Wealth Management Division, for the period January 1, 2007 – April 1, 2007, and his subsequent appointment by the Board of Directors on April 2, 2007, to President & CEO of the Company. Mr. Leis joined the Company in March 2006, and his compensation as a Named Executive Officer was disclosed in last year’s proxy statement and is included in the Summary Compensation Table on page 48.

The Compensation Committee met in January and February 2007 to review the executive compensation peer analysis provided by its compensation consultant and the compensation recommendations by the CEO, Mr. Thomas. They also reviewed written performance evaluations for each of the Named Executive Officers and discussed performance objectives, leadership abilities and the individual contributions made by each Named Executive Officer. As compared to the Peer Group, the Clark analysis revealed that base salary for Mr. Leis in his position as Executive Vice President, Wealth Management Division, was below the 50th percentile. The Committee determined that it was appropriate to increase the base salary of Mr. Leis from $200,000 to $265,000, effective March 1, 2007.

In consultation with Clark Consulting and counsel, the Compensation Committee met four times in February and March 2007 to develop an appropriate employment agreement and compensation package for a new CEO. Upon the selection and appointment of Mr. Leis as President & CEO, the Committee considered his transition from Executive Vice President to the CEO role and recommended an appropriate salary. On April 2, 2007, the Board entered into a three-year Employment Agreement with Mr. Leis, which provided for an initial base salary of $500,000.

Other Named Executive Officers’ Base Salary

The following table identifies actions taken with respect to salaries of the other Named Executive Officers, effective March 1, 2007.

Named Executive Officer	Action
Mr. Cowie	Increased base salary by $15,000 to $175,000
Ms. Clinton	Increased base salary by $20,000 to $260,000
Mr. Larson	Increased base salary by $10,000 to $265,000
Mr. Clough	Increased base salary by $20,000 to $230,000
Mr. Bianchi	Increased base salary by $15,000 to $195,000. Increased base salary by $5,000 to $200,000 upon his promotion to EVP, effective August 17, 2007. He also received a promotion cash bonus of $8,000.

Annual Performance-Based Cash Incentive

Each Named Executive Officer is assigned a target bonus opportunity expressed as a percentage of base salary. Actual bonuses awarded could be higher or lower than the target depending on the Company’s corporate performance and the officer’s individual performance. The table below provides a summary of the incentive award opportunities for the CEO and the other Named Executive Officers for fiscal 2007 under the Performance-Based Cash Incentive Plan.

	Incentive Award Opportunities (Percent of Base Salary)			Performance Objectives (Weighting)
Named Executive Officers	Minimum	Target	Maximum	Company	Dept/ Individual
Mr. Leis	0%	75%	150%	100%	0%
Mr. Thomas	0%	0%	0%	0%	0%
Mr. Cowie	0%	25%	50%	50%	50%
Ms. Clinton	0%	0%	0%	0%	0%
Mr. Larson	0%	50%	100%	75%	25%
Mr. Clough	0%	50%	100%	60%	40%
Mr. Bianchi	0%	50%	100%	60%	40%

CEO Annual Cash Incentive Bonus

Pursuant to the terms of his Employment Agreement, Mr. Thomas was not eligible to receive a bonus.

The Committee met in January and February 2008 to assess the performance of Mr. Leis during 2007 against his goals (established by the Board upon his appointment as CEO in April 2007). His predefined goals consisted of two categories: Tier I quantitative earnings performance goals (weighted 70% of incentive payout opportunity) and Tier II longer-term qualitative performance goals, including strategic and leadership goals (weighted 30% of incentive payout opportunity).

The Committee considered several factors in their decision to award a bonus: His financial goals included specific percentage weightings for each of the four categories listed in the chart below with a higher degree of weighting (40%) assigned to the “Financial Performance” goal, which included metrics the Committee believed were key to the enhancement of long-term shareholder value.

Tier I Earnings Performance Goals	Weighting
Financial Performance	40%
Income Growth	20%
Expense Control	20%
Asset Quality	20%

As the Company achieved its “target” level for net income before taxes, Mr. Leis had a bonus opportunity to earn 75% (target level) of his base salary or $375,000. The Committee first compared the Company’s year-end financial results to each of the pre-defined earnings performance goals. Their assessment of his performance was based on formula driven criteria, as well as subjective criteria, and the Committee treated the weighting assigned to his goals as a guideline in making their evaluation.

Tier I Earnings Performance Goals Analysis. The Committee assessed the Tier I earnings performance goals by evaluating financial items that had both a positive and negative impact on earnings per share. For example, the negative impact of the credit loss in the Refund Anticipation Loan / Refund Transfer programs (disclosed in an 8-K filing on October 29, 2007) was offset by substantial increase in core Bank net income growth, yielding targeted consolidated net income. Additionally, during his tenure as CEO, Mr. Leis has implemented enhanced credit and fraud screening disciplines to address issues in the RAL/RT programs; exceeded expense control targets as evidenced by a decrease in core non-interest expense; and reduced the efficiency ratio. After reviewing performance against all metrics in the Tier I earnings performance goals, the Committee awarded $249,375 or 95% of target for this component.

Tier II Longer-Term Qualitative Performance Goals Analysis. The Committee considered Mr. Leis’ leadership and strategic accomplishments when assessing his performance versus his Tier II goals. During a challenging year for the financial services industry and in a year of management transition, the Committee concurred that Mr. Leis had:

•	successfully divested business units that did not fit the Company’s long-range strategic business model, such as the Indirect Auto and Commercial Equipment Leasing businesses,

•	been highly effective in communication of the strategic plan and vision for the Company across all business units and work groups, and

•	demonstrated leadership in implementing a high-performance culture by re-aligning compensation programs to focus on strategic initiatives critical to Company performance.

In the Committee’s judgment, Mr. Leis exceeded expectations against Tier II goals and was therefore awarded the full target incentive payout of $122,500 for this component. With regard to performance in a number of key areas and on matters not specifically delineated in the Tier I and Tier II goals, the Committee awarded an additional discretionary bonus of $36,125. Mr. Leis’ total incentive bonus payout of $400,000 represents 106% of his target opportunity or 86% of base salary. The Board approved the Committee’s recommendation for Mr. Leis in February 2008.

Other Named Executive Officers’ Annual Cash Incentive Bonuses

The Committee reviewed each Named Executive Officer’s performance against specific target objectives. The award weightings for Company performance and individual and department goals are summarized in the chart on page 41. If an individual goal was not achieved, no incentive was paid for that portion of the overall award. The Committee concurred with Mr. Leis’ assessment of the contribution of each officer to the overall success of the Company over the past year and that the overall resulting bonuses were commensurate with the success of the Company and each officer’s contribution. With respect to the performance of each Named Executive Officer, the Committee concurred in Mr. Leis’ conclusions that:

•

Mr. Cowie delivered excellent performance as interim Chief Financial Officer while continuing to manage initiatives in his Chief Risk Officer role across numerous corporate areas including remediation of regulatory and compliance issues, focus on overall capital allocation, positive cultural changes, and continued cost reduction efforts;

•

Mr. Larson was a primary driver behind key strategic initiatives in the Refund Anticipation Loan unit, as well as successful execution of restructuring initiatives, and was a key factor in positive cultural changes;

•

Mr. Clough, General Counsel, provided leadership across the legal affairs of the Company, reduced outside legal expenses, provided oversight of key legal issues and negotiations and developed an internal legal infrastructure to meet the needs of the Company; and

•

Mr. Bianchi focused on increasing fee income, loan growth and deposit growth, successfully completed an acquisition of a registered investment advisor, and enhanced the wealth management brand within our markets.

Pursuant to the terms of her Retention Agreement, Ms. Clinton was not eligible to receive a cash incentive award. The Committee approved the following bonus awards for the Named Executive Officers:

Named Executive Officer	Total Payout
Mr. Cowie	$120,000	*
Mr. Larson	144,219
Mr. Clough	115,000
Mr. Bianchi	97,000

* The Committee agreed with Mr. Leis’ performance assessment of Mr. Cowie in his dual roles as Interim CFO and Chief Risk Officer during 2007 and approved an incentive payout above target for his dual roles.

Named Executive Officers’ Long-term Incentive Performance Compensation

In February 2008, the Committee also awarded long-term compensation for fiscal 2007 to the Named Executive Officers. In determining the annual grants of restricted stock and stock options for each Named Executive Officer, the Committee considered the Company’s overall long-term incentive guidelines for all executives, which attempt to balance, in the context of the competitive market for executive talent, the benefits of incentive compensation tied to performance of the Company’s stock with the dilutive effect of equity compensation awards.

For fiscal year 2007, the Committee applied the same performance analysis used to determine the cash incentive bonus awards. The goal was to provide a long-term incentive award equal in dollar value to the cash incentive award earned in fiscal 2007. The long-term incentives were awarded as an equal dollar value split between stock options and restricted stock in an amount equal to the cash incentive payout. The awards were approved by the Committee and in the case of Mr. Leis, the non-employee Directors approved his equity award. All equity awards have an effective date as of February 22, 2008, and were made pursuant to the 2002 Stock Plan. Stock options have a 10-year term and vest over a five-year period in equal 20% installments on each grant date anniversary. Restricted stock vests over a three-year period in equal 33.3% installments on each grant date anniversary.

Named Executive Officer	Restricted Shares	Stock Options
Mr. Leis	9,515	33,016
Mr. Thomas	0	0
Mr. Cowie	2,854	9,905
Ms. Clinton	0	0
Mr. Larson	3,431	11,904
Mr. Clough	2,735	9,492
Mr. Bianchi	2,307	8,006

As noted in the “Executive Employment Agreements and Other Arrangements” section on page 38, Mr. Leis received restricted stock and stock options upon his appointment as President & CEO, each with a value of $100,000. He received 3,156 restricted shares and 10,917 stock options pursuant to the 2002 Stock Plan. Both restricted stock and stock options vest in 20% equal annual installments on each anniversary of the grant date, and stock options have a 10-year term.

Tally Sheet and Stock Ownership Review

The Company has chosen not to adopt minimum stock ownership requirements for Named Executive Officers. However, in making its decision regarding how much of a long-term award should be delivered via restricted stock grants that are based on performance, the Committee examines the tally sheets of each Named Executive Officer, which includes equity holdings from all sources—personal stock holdings, stock holdings from past incentive-based awards, and stock holdings within the executive’s 401(k) plan account and Employee Stock Ownership Plan (ESOP), if any. The Committee feels that the use of equity-based compensation furthers the goal of aligning executives’ interests with those of Company stockholders by linking compensation to equity price growth.

Benefits

Deferred Compensation

Under the Pacific Capital Bancorp Deferred Compensation Plan (“DCP”), the senior officers, including the Named Executive Officers, may defer up to 90% of their annual salary and up to 100% of their commission or bonus. The deferred amounts are credited with gains and/or losses based upon the participant’s selection of a wide-range of measurement funds, including international, U.S. equity, bond and money market measurement funds. Participants elect a future date when they would like to receive the distribution, which may or may not occur at termination or retirement. Participants have the option to elect a distribution date that occurs while they are still employed. Taxes are due upon distribution.

The Company established the DCP to provide senior officers with a tax-efficient means to save for retirement. The Board of Directors determined (based on market practices) that the DCP would enable the Company to compete more effectively in the market for executive talent. The Company does not formally fund the DCP, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. When such payments are due, the cash will be distributed from the Company’s general assets. The Company has purchased bank-owned life insurance to fund this liability.

Broad-Based Benefits Programs

The Named Executive Officers are entitled to participate in the benefit programs that are available to all full-time employees. These benefits include health, dental, vision, and life insurance, healthcare reimbursement accounts, paid vacation, and company contributions to a 401(k) profit sharing retirement plan. In addition, the Named Executive Officers are also eligible to participate in the Employee Stock Ownership Plan (“ESOP”). The ESOP is a special type of profit sharing plan where the Company, in contributing a portion of its annual profit, enables participating employees to become a shareholder of Pacific Capital Bancorp. All employees are eligible to participate in the Plan beginning on the first day of the month after completing 12 months of employment in which he or she has worked at least 1,000 hours.

Incentive & Investment/Salary Savings Plan

The Incentive & Investment/Salary Savings Plan is a profit sharing plan with a 401(k) savings feature. The Company established the Incentive & Investment and Salary Savings Plan to give all eligible employees the opportunity to share in the Company’s economic success and to provide a measure of security with retirement benefits. The Plan consists of two components. The Incentive & Investment (I&I) portion is a traditional profit-sharing plan under which the Company may make contributions based on profits. An employee is eligible to participate in the I&I plan on the first of the month following the completion of one year of service in which the employee worked at least 1,000 hours.

The second component, the Salary Savings Plan (referred to as 401(k) Plan), is a salary reduction plan, which includes matching contributions by the Company. Employees are eligible to participate in the 401(k) on the first of the month following the completion of 250 hours of service. Each payday an employee can defer up to 80% of his or her salary to the 401(k) Plan. During 2007, an employee could defer up to 80% of earnings up to a maximum of $15,500. Employees who are age 50 or older could make an election to contribute an additional catch-up contribution of $5,000. The Company will match the employee’s deferral at a rate equal to 100% of the first 3% of salary deferred, and 50% of the next 3% of salary deferred; however, there is no match on any catch-up contribution. The maximum amount of employer match is 4.5% of salary.

Employee Stock Ownership Plan

The Employee Stock Ownership Plan is a special type of profit sharing plan where the Company, in contributing a portion of its annual profit, enables participating employees, including the Named Executive Officers, to become a shareholder of Pacific Capital Bancorp. All employees are eligible to participate in the Plan beginning on the first day of the month after completing 12 months of employment in which he or she has worked at least 1,000 hours. Each year the Company endeavors to make a contribution to the Plan. The Plan Trustee, Schwab Retirement Plan Services, Inc., purchases our stock and allocates shares in book entry for eligible employees. Shares vest over a period of seven years as follows:

•	20% after 2 years of service

•	30% after 3 years of service

•	40% after 4 years of service

•	60% after 5 years of service

•	80% after 6 years of service

•	100% after 7 years of service

A participant, who terminates employment prior to being 100% vested in the Plan, forfeits his or her unvested portion. Participants can elect to receive cash dividends or have the dividends reinvested, which are invested in a guaranteed income fund. From time to time, funds are used to purchase additional shares of Company stock, as determined by the Retirement Plan Advisory Committee. The Company did not make a monetary contribution to the ESOP in 2007.

Under the Incentive & Investment/Salary Savings Plan and the Employee Stock Ownership Plan, an employee, who qualifies for official Company retirement, may elect to take a distribution and roll it into an IRA account or take a distribution from the plan at age 59 1/2 without penalty of taxes.

Key Employee Retiree Health Plan

The Company offers a Key Employee Retiree Health Plan, which is maintained for the benefit of the Named Executive Officers and other key employees. This is an unfunded plan, which pays a portion of health insurance coverage for retired key employees and their spouses (but not dependents). While the Named Executive Officers may be eligible for coverage under this plan when they retire, the Company paid no amounts to them or for them during 2007, nor were any amounts contributed to the plan. A similar program, which is funded, is maintained for all of our other employees. Both retiree health plans are secondary to Medicare once the retiree is eligible for Medicare.

Additionally, the Key Employee Retiree Health Plan provides for the continuation of benefits under certain circumstances following a change-in-control of the Company.

Change-in-Control and Other Severance Arrangements

In fiscal year 2007, the Amended and Restated Management Retention Plan (the “Amended and Restated MRP”) provided severance payments to key executives in the event their employment with the Company was terminated following a change in control. Independent members of the Board of Directors approved the Amended and Restated MRP in October 2004. Although the Board of Directors approved a new Management Retention Plan in February 2008, the Amended and Restated MRP was in effect during fiscal year 2007.

Eligibility to participate in the Amended and Restated MRP was determined by the Committee in its sole and absolute discretion. However, the Amended and Restated MRP specifically excluded all executives from participation if change in control or other severance benefits were provided under their employment agreement with the Company. On March 29, 2007, the CEO entered into an employment agreement with the Company that provided for payment of change of control and other severance benefits. Therefore, as of March 29, 2007, the CEO was no longer eligible to receive change in control benefits under the Amended and Restated MRP, but was eligible to receive change in control benefits under his employment agreement.

In order to receive benefits under the Amended and Restated MRP, the participant must be terminated involuntarily without cause or be constructively terminated (as defined in the Amended and Restated MRP) within 24 months following a change in control. The amount of severance benefits payable to a participant is an amount equal to a specified percentage multiplied by the person’s average annual compensation, which is defined as the average annual base salary, bonus and commissions paid during the three fiscal years ended immediately prior to the termination of the officer’s employment (or a participant’s actual full Plan Years of employment if employed for less than three years). The Amended and Restated MRP also provided for an additional tax gross-up payment in the event the severance payments paid to the Named Executive Officers were subject to excise tax under section 4999 of the Internal Revenue Code.

The new MRP that was approved by the Board of Directors provides similar change in control severance benefits to the Named Executive Officers and also excludes the CEO from participation, However, it no longer provides for a tax gross-up payment. Under the new MRP, in the event the severance payments are subject to excise tax under section 4999 of the Internal Revenue Code, the severance payments are reduced to an amount that will not result in excise tax under Section 4999.

Accounting and Tax Treatments of Compensation

The accounting treatment for compensation of the Company’s employees is discussed in the Company’s Securities and Exchange Commission Form 10-K (Form 10-K) of the Consolidated Financial Statements. The discussion of accounting treatment for compensation is specifically in the following notes of the Consolidated Financial Statements of the Company’s Form 10-K, Note 1, Summary of Significant Accounting Policies, Note 15, Postretirement Benefits, Note 16, Income Taxes, Note 17, Employee Benefit Plans and Note 19, Shareholders’ Equity.

IRC section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other executive officers whose compensation must be included in the proxy statement because they are the most highly-compensated executive officers. However, the statute exempts certain qualifying performance-based compensation from the deduction limit if certain requirements are met. Certain performance-based compensation approved by stockholders is excluded from the $1 million limit. Mr. Leis’s compensation was above the $1 million threshold and the Company may not be able to deduct a portion of his compensation. The Compensation Committee considers the impact of Code section 162(m) in determining the appropriate pay mix and compensation levels for the Named Executive Officers however, the policy does not require all compensation must be deductible.

The tax treatment associated with the equity based compensation for the Company’s employees is described on page 25.

The deferred compensation plan allows the Company’s executive employees to save pre-tax dollars in a tax-deferred retirement program. The plan was amended on January 1, 2005 to comply with IRC Sec. 409A, which, among other things, prescribes rules regarding the timing of deferral elections and distributions.

Under the deferred compensation plan, participants elect a future date when they would like to receive distributions, which may or may not occur at termination or retirement. Participants have the option to elect a distribution date that occurs while they are still employed. Taxes are due upon distribution.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 401(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Pacific Capital Bancorp Compensation Committee

Kathy Odell, Chairman

Richard Hambleton

Robert W. Kummer, Jr.

SUMMARY COMPENSATION TABLE

(As of December 31, 2007)

The following Summary Compensation Table includes salary, bonus, other compensation, long-term compensation, and compensation expense computed according to Statement of Financial Accounting Standards No. FAS 123R, Share Based Payment (SFAS 123R), for equity awards made in and prior to 2007 for the Named Executive Officers.

Name and Principal Position[1] (a)	Year (b)	Salary[2] ($) (c)	Bonus[3] ($) (d)	Stock Awards[4] ($) (e)	Option Awards[5] ($) (f)	Non-Equity Incentive Plan Compensation[6] ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings[7] ($) (h)	All Other Compensation[8] ($) (i)	Total ($) (j)
George Leis, President and CEO	2007 2006	424,231 157,692	115,000 260,000	88,241 31,958	71,731 33,066	400,000 0	0 0	20,250 12,468	1,119,453 495,185

William S. Thomas, Jr. Former President & CEO	2007 2006	538,645 525,961	0 10,000	209,698 194,415	94,765 128,520	0	0 0	31,380 38,897	874,308 897,792

Bradley S. Cowie, SVP & Interim CFO	2007	177,592	500	28,733	19,513	120,000	0	11,761	358,099

Joyce M. Clinton, Former EVP & CFO	2007 2006	171,904 186,531	20,000 156,667	2,103 31,958	0 33,066	0	0 0	132,773 16,908	326,780 425,131

Clayton C. Larson, Vice Chairman	2007 2006	263,078 253,077	0 100,000	80,875 63,096	86,992 18,369	144,219 0	0 0	221,976 223,678	797,140 658,220

Frederick W. Clough, EVP & General Counsel	2007 2006	228,637 218,154	0 108,000	71,643 55,351	32,006 18,494	115,000 0	0 0	17,676 19,494	464,962 419,493

Paul Bianchi EVP, Private Wealth Management	2007	193,654	83,500	0	30,729	97,000	0	2,405	407,288

(1) Mr. Leis was named President and CEO on April 2, 2007, at which time Mr. Thomas retired as President and CEO and resigned as a Director. Ms. Clinton resigned her position as CFO as of August 3, 2007, at which time Mr. Cowie was appointed Interim CFO.

(2) Amounts in column (c) represent 2007 salaries earned by the Named Executive Officers. Also included in column (c) is a salary deferral of $20,000 for Mr. Clough. Please refer to the Non-qualified Deferred Compensation Chart within this proxy statement for further information.

(3) Amounts in column (d) represent officer promotion bonuses. Included in this column are signing bonuses earned in 2007 for Mr. Leis in the amount $100,000, $20,000 of which was deferred. Mr. Leis is also eligible for a retention bonus of $10,000 annually for up to 10 years. In fiscal 2007, Mr. Leis was inadvertently paid an installment of $15,000. The amount paid in 2008 will be adjusted accordingly. This column also includes signing bonuses for Mr. Bianchi and Ms. Clinton of $75,000 and $20,000, respectively. Mr. Cowie received an employee referral bonus in the amount of $500. Mr. Bianchi received an employee referral bonus of $500 and a promotional bonus of $8,000 in August 2007 upon his promotion to Executive Vice President.

(4) Amounts in column (e) represent the compensation expense associated with restricted stock grants made in and prior to 2007, based on the aggregate grant date fair value computed in accordance with SFAS 123R. With the exception of a grant made to Mr. Leis on April 2, 2007, all grants of restricted stock to the Named Executive Officers were made under the 2002 Stock Plan and vest over a five-year period as follows: 5% on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary. Pursuant to his Employment Agreement, Mr. Leis’ received restricted stock on April 2, 2007 that vests in 20% increments on each grant date anniversary. Compensation expense for restricted stock is measured based on the closing price of the stock on the day of the grant and is recognized over the vesting period. Omitted from this column is the dollar value associated with a grant of 6,230 shares of restricted stock to Ms. Clinton, which was cancelled following her resignation from the Company on August 3, 2007.

(5) Amounts in column (f) represent the compensation expense associated with stock option awards made during and prior to 2007 and option reloads granted during and prior to 2007, based on the aggregate grant date fair value computed in accordance with FAS 123R.

The fair values of the Company’s employee stock options are estimated at the date of grant using a binomial lattice option-pricing model. This model requires the input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors, which would otherwise have a significant effect on the fair value of employee stock options granted, but may not be considered by the model. Accordingly, while management believes that this option-pricing model provides a reasonable estimate of fair value, this model may not necessarily provide the best single measure of fair value for the Company’s employee stock options. Expected volatilities are based on historical volatility of the Company’s stock and other factors. The Company uses historical data of employee option exercises and terminations to estimate forfeiture rates in the calculation of expensing stock options. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

Assumptions used in the calculation of these cash amounts are included in Note 19, Shareholder’s Equity to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on form 10-K filed with the SEC on February 29, 2008.

(6) Amounts in column (g) represent performance-based cash incentive bonuses under the 2007 Performance-Based Annual Incentive Compensation Plan approved by the Company’s Compensation Committee upon evaluation of performance criteria during 2007, and paid during the first quarter of fiscal 2008. Also included in column (g) is a bonus deferral for Mr. Clough in the amount of $8,000.

(7) The Company does not have a pension plan or other supplemental executive retirement plan or salary continuation plan for the Named Executive Officers. The deferred compensation plan does not provide above-market interest.

(8) Amounts in this column include a severance payment to Ms. Clinton in the amount of $130,000 pursuant to the terms of her Retention Agreement. Mr. Larson’s amount includes a payment of $157,058 resulting from his Salary Continuation Agreement entered into with the former Pacific Capital Bancorp (see “Executive Employment Agreements and Other Arrangements” on page 39).

Amounts in this column also include stock dividends, ESOP dividends paid on ESOP plan shares, term life insurance premiums, and amounts under the 401(k) savings feature. The Company matches $1.00 for every $1.00 of voluntary employee contributions up to 3% of employee compensation and $0.50 for every $1.00 of the next 3% of compensation up to a maximum of 4.5% of compensation. See the following chart for additional information. The Company also paid country club dues in the amount of $24,840 on behalf of Mr. Larson.

Named Executive Officer	Stock Dividends ($)	Perquisites ($)	401(k) Matching Contributions ($)	ESOP Dividends Reinvested/ Paid to participant ($)	Term Life Insurance Premiums ($)
Mr. Leis	7,357		12,500	0	393
Mr. Thomas	20,201		9,995	1,034	150
Ms. Clinton	2,470		0	0	303
Mr. Cowie	2,739		7,514	1,171	337
Mr. Larson	7,596	24,840	7,600	24,300	582
Mr. Clough	6,668		9,705	486	817
Mr. Bianchi	0		1,765	0	640

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:[2] Number of Shares of Stock or Units (#) (i)	All Other Option Awards:[3] Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh)[4] (k)	Grant Date Fair Value of Stock and Option Awards[5] ($/Sh) (I)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Leis	3/01/07 4/02/07							1,575 3,156	5,245 10,917	32.00 31.68	9.21 9.16
		0	375,000	750,000	(1)	(1)	(1)

Mr. Thomas	3/01/07	0	0	0				0	0	0	0

Ms. Clinton	3/01/07	0	0	0				1,480	4,930	32.00	9.21

Mr. Cowie	3/01/07							1,000	4,000	32.00	9.21
		0	43,750	87,500

Mr. Larson	3/01/07 7/23/07							1,575	5,245 24,908	32.00 23.13	9.21 4.81
		0	132,500	265,000

Mr. Clough	3/01/07							1,370	4,550	32.00	9.21
		0	115,000	230,000

Mr. Bianchi	3/01/07 8/17/07							0 0	3,000 3,000	32.00 25.36	9.21 7.29
		0	100,000	200,000

(1) Pursuant to the terms of Mr. Leis’ Employment Agreement, he is eligible to be awarded performance based equity bonuses in the form of either stock option grants or restricted stock grants, or both, with a total value up to 75% of his base salary (at “Target”) and up to 150% of his base salary (at “Maximum”). Future payouts of equity awards will be based upon his performance and accomplishments during the completed fiscal year, the overall performance of the Bank, and other goals established by the Board. The dollar value of the equity award is based on the closing price of our stock at the time the award is approved by the Board. As discussed in the CD&A on page 43, Mr. Leis was granted 9,515 shares of restricted stock and 33,016 employee stock options for fiscal 2007.

(2) Key employees of the Company have an opportunity to participate in the Company’s 2002 Stock Plan, which was established in January 2002 and was approved by our shareholders on April 23, 2002. There are 2,666,667 authorized shares (adjusted for 2002 and 2004 stock splits) for granting of non-qualified options and restricted stock. Prior to the 2002 Stock Plan, equity awards were granted pursuant to the 1992 Amended and Restated Restricted Stock Plan, which allowed for incentive and non-qualified stock options. The 1992 Plan is active only for the exercise of options held by employees. Both plans described in this paragraph have a reload feature.

With the exception of an award made to Mr. Leis on April 2, 2007, restricted stock awards granted in 2007 vest over a five-year period as follows: 5% on the first anniversary, 10% on the second anniversary, 15% on the third anniversary, 30% on the fourth anniversary, and 40% on the fifth anniversary. Mr. Leis’ grant of April 2, 2007 vests as follows: 20% on the first anniversary; 20% on the second anniversary; 20% on the third anniversary; 20% on the fourth anniversary; and 20% on the fifth anniversary. Ms. Clinton’s awards were cancelled as of August 3, 2007, the date on which she resigned from the Company.

Assuming that the 2008 Equity Incentive Plan is approved by shareholders at the Annual Meeting, no further grants will be made under the 2002 Plan; it will be active only for the exercise of options held by employees.

(3) During fiscal 2007, with the exception of a grant made to Mr. Leis on April 2, 2007, most grants of employee stock options specify that the option is exercisable in cumulative 20% installments (20% after the first six months and 20% on each anniversary thereafter) and will expire ten years from the date of grant. Beginning in October 2007, grants of employee stock options specify that the option is exercisable in cumulative 20% installments on each anniversary date of the grant, and will expire ten years from the date of grant.

Mr. Leis’ grant of April 2, 2007 vests in five equal installments beginning on April 2, 2008. As stated above, the options granted to Ms. Clinton were cancelled on August 3, 2007, the date on which she resigned from the Company. Also reported in this column for Mr. Larson are 24,908 reload options that are the result of tendering stock already owned in payment of the option exercise price of restricted stock awards. The number of shares granted is equal to the number of shares tendered in payment of the option exercise price. All options granted in 2007 have an option price set at 100% of the market value of the closing price of the Company’s common stock on the date of the grant.

(4) The exercise or base price of option awards reflect the closing stock price on the date the stock was granted.

(5) The amounts in column (l) reflect the grant date fair value of restricted stock and stock options. Stock option fair value awards are computed in accordance with SFAS 123R. The fair values of the Company’s employee stock options are estimated at the date of grant using a binomial lattice option-pricing model. This model requires the input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors, which would otherwise have a significant effect on the fair value of employee stock options granted, but may not be considered by the model. Accordingly, while management believes that this option-pricing model provides a reasonable estimate of fair value, this model may not necessarily provide the best single measure of fair value for the Company’s employee stock options. Expected volatilities are based on historical volatility of the Company’s stock and other factors. The Company uses historical data of employee option exercises and terminations to estimate forfeiture rates in the calculation of expensing stock options. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

OPTION EXERCISES & STOCK VESTED

(As of December 31, 2007)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Mr. Leis	0	0	250	8,030
Mr. Thomas	53,333	743,346	1,848	52,792
Mr. Cowie	390	4,492	175	4,656
Ms. Clinton	0	0	250	8,030
Mr. Larson	35,554	246,257	600	17,140
Mr. Clough	37,777	233,535	500	14,529
Mr. Bianchi	0	0	0	0

(1) Amounts realized upon exercise of options are calculated by subtracting the exercise price of the options from the fair market value of the underlying securities at exercise.

(2) The number of shares vested in the chart below reflects the gross amount of shares, without netting any shares surrendered to pay taxes. As of December 31, 2007, Mr. Bianchi did not own any shares of restricted stock.

Named Executive Officer	Date of Restricted Stock Vesting	Shares Vested (#)	Vesting Price ($)
Mr. Leis	March 20, 2007 (1st anniversary)	250	32.12
Mr. Thomas	February 15, 2007 (1st anniversary) May 27, 2007 (2nd anniversary)	616 1,233	33.48 26.11
Mr. Cowie	April 24, 2007 (1st anniversary) May 27, 2007 (2nd anniversary)	75 100	27.26 26.11
Ms. Clinton	March 20, 2007 (1st anniversary)	250	32.12
Mr. Larson	February 15, 2007 (1st anniversary) May 27, 2007 (2nd anniversary)	200 400	33.48 26.11
Mr. Clough	February 15, 2007 (1st anniversary) May 27, 2007 (2nd anniversary)	200 300	33.48 26.11

(3) Amounts realized from the vesting of restricted stock are calculated by multiplying the number of shares by the fair market value on the vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) N/A	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A
Mr. Leis	4,000 1,049	6,000 4,196 10,917	—	33.64 32.00 31.68	3/20/16 3/01/17 4/02/17	4,750 1,575 3,156	95,618 31,705 63,530	—	—
Mr. Thomas	17,777 35,556 2,578 3,036		—	16.99 15.41 29.69 29.69	8/23/09 1/23/12 3/30/09 3/30/09	10,477 11,709	210,902 235,702	—	—
	21,334	5,332		28.19	4/28/14
	3,882 3,920 7,910 9,845			33.98 33.97 37.45 35.05	6/20/10 6/20/10 12/1/10 2/14/11
Mr. Cowie	1,066 800	1,067 3,200	—	28.19 32.00	4/28/14 3/1/17	850 1,425 1,000	17,110 28,685 20,130	—	—
Ms. Clinton	0	0	—	0	0	0	0	—	—
Mr. Larson	10,666 1,049	2,667 4,196 13,062 11,846	—	28.19 32.00 23.13 23.13	4/28/14 3/01/17 8/23/09 1/23/12	3,400 3,800 1,575	68,442 76,494 31,705	—	—
Mr. Clough	10,666 910	2,667 3,640	—	28.19 32.00	4/28/14 3/01/17	2,550 3,800 1,370	51,331 76,494 27,578	—	—
Mr. Bianchi	2,400 600 0	3,600 2,400 3,000	—	29.63 32.00 25.36	7/24/16 3/01/17 8/17/17	0	0	—	—

(1) As previously disclosed, Ms. Clinton resigned her position as CFO as of August 3, 2007, and her unvested shares were forfeited and subsequently cancelled.

(2) Included in this column for Mr. Larson are a total of 24,908 reload options, which resulted from his tendering stock already owned in payment of the option exercise price. The number of shares granted is equal to the number of shares tendered in payment of the option exercise price. The amount paid through the tender of shares is equal to the fair market value of the Company’s stock as of the date the shares are tendered. Reload options vest and first become exercisable one year following grant. There are also certain other restrictions on reload options.

(3) All stock option grants referenced in this table, with the exception of an April 2, 2007 grant to Mr. Leis, have a 10-year term and vest over a four-year period as follows: 20% on the six-month anniversary; 20% on the one-year anniversary; and 20% on each anniversary thereafter. Pursuant to his Employment Agreement, Mr. Leis’ grant of April 2, 2007 has a 10-year term and vests over a five-year period in equal 20% installments on each grant date anniversary.

(4) This column represents restricted stock awards granted in 2005 through 2007. Restricted stock awards referenced in this table vest over a five-year period as follows: 5% on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary. Pursuant to his Employment Agreement, Mr. Leis’ restricted stock award of April 2, 2007 vests over a five-year period in equal 20% installments on each grant date anniversary.

(5) This column represents the market value of unvested restricted shares, which are calculated by multiplying the number of restricted shares by the Company’s closing price of $20.13 on December 31, 2007.

New Plan Benefits Table

Awards earned during fiscal 2007 were made under the 2007 Performance-Based Annual Incentive Compensation Plan to the Named Executive Officer as set forth in the table below and included in the "Non-Equity Incentive Compensation" column of the Summary Compensation Table on page 48. Non-employee Directors are not eligible to participate in the 2007 Performance-Based Annual Incentive Compensation Plan.

Name and Position	Dollar Value ($)
Mr. Leis, President and CEO	$400,000
Mr. Thomas, former President and CEO	0
Mr. Cowie, SVP and Interim CFO	120,000
Ms. Clinton, former EVP and CFO	0
Mr. Larson, Vice Chairman	144,219
Mr. Clough, EVP and General Counsel	115,000
Mr. Bianchi, EVP, Private Wealth Management	97,000
Executive Group*	1,411,856
Non-Executive Officer Employee Group	3,888,775

*Section 16 officers and Named Executive Officers.

Non-Qualified Deferred Compensation Plan

Payouts of deferred compensation under the Company’s Deferred Compensation Plan are available to Directors and certain executives, and will begin upon retirement, termination of employment, disability or death or previously elected payment date. However, upon a showing of an unforeseeable financial emergency and approval of the Compensation Committee, a participant may be allowed to access funds earlier. Benefits can be received either as a lump-sum payment or in annual installments.

Officers may defer up to 90% of their annual salary and up to 100% of their commission or bonus and can specify allocation amounts in increments of 1%. The Board of Directors may defer up to 100% of their director fees. The deferred amounts are credited with gains and/or losses based upon the participant’s selection of a wide-range of measurement funds, including international, U.S. equity, bond and money market measurement funds. If a participant does not elect any measurement fund, the account balance is automatically allocated into the lowest-risk measurement fund. The performance of each fund (either positive or negative) is determined on a daily basis based on the manner in which a participant’s account balance has been allocated among the funds.

Participants elect a future date when they would like to receive the distribution, which may or may not occur at termination or retirement. Participants have the option to elect a distribution date that occurs while they are still employed. Taxes are due upon distribution. The Company does not formally fund the Deferred Compensation Plan, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the Deferred Compensation Plan. When such payments are due, the cash will be distributed from the Company’s general assets. The Company has purchased Bank-owned life insurance to fund this liability.

Annually, a participant may elect to defer base salary, bonus, commissions and/or Director Fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary, Bonus, Commissions and/or long-term incentive amounts	$5,000 aggregate
Director Fees	0

A participant may elect to defer up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	90%
Bonus	100%
Commissions	100%
LTIP Amounts	100%
Director Fees	100%

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE(1) ($) (f)
Mr. Leis	$20,000	0	($1,128)	0	$18,871
Mr. Thomas	0	0	12,155	0	101,782
Ms. Clinton	0	0	0	0	0
Mr. Cowie	0	0	0	0	0
Mr. Larson	0	0	39,991	0	798,689
Mr. Clough	20,000	0	3,278	0	81,878
Mr. Bianchi	0	0	0	0	0

(1)	Deferred compensation amounts were previously reported in either the “bonus” or “salary” columns of the Summary Compensation Table for Messrs. Leis and Clough, which amounts were disclosed in footnotes.

Change-in-Control Arrangements and Other Payments Following Separation of Service

In order to receive benefits under the Amended and Restated Management Retention Plan, the participant must be terminated involuntarily without cause or be constructively terminated within 24 months following a change in control. The amount of severance benefits payable to a participant is an amount equal to a specified percentage multiplied by the person’s average annual compensation (annual cash salary, bonus and commissions payable for each of the three fiscal years ended immediately prior to the termination of the officer’s employment). The Named Executive Officers were also eligible to receive a tax gross-up payment if their severance payments were subject to excise tax under Internal Revenue Code Section 4999.

On December 31, 2007, the CEO was not eligible for severance benefits under the Amended and Restated Management Retention Plan, but was entitled to severance benefits under his employment agreement, entered into on March 29, 2007. Under this agreement, if Mr. Leis were terminated involuntarily or if Mr. Leis voluntarily resigned from the Company with “good reason” (as defined in his employment agreement) within 12 months following a change in control, he was entitled to a severance payment equal to two times his annual base salary for the last calendar year ended immediately preceding the change in control, plus two times the average annual bonus received for the last two calendar years ended immediately preceding the change in control. If Mr. Leis were terminated without cause (other than in connection with a change in control), he was entitled to a severance payment equal to two times his then current annual base salary. If Mr. Leis’ employment was terminated in connection with a disability, he was entitled to the difference between any disability payments provided by the Company’s insurance plans and his then current base salary during the 12-months immediately following his termination.

Amounts disclosed in the following tables represent what the Named Executive Officers were entitled to under the above described change in control and other severance arrangements if a change in control had occurred on December 31, 2007, and their employment with the Company was terminated on that same date.

CEO Change in Control and Other Severance Benefits

Executive Benefit and Payments Upon Separation	Involuntary Termination[1] within 12 Months following a Change in Control ($)	Involuntary Termination w/o Cause Not in Connection with a Change in Control Death or Disability ($)	Termination by Reason of Disability Not in Connection with a Change in Control ($)
Cash Severance Pay	$1,775,000	$1,000,000	$150,000
Stock Option Vesting Acceleration	0	0	0
Restricted Stock Vesting Acceleration[2]	190,853	0	190,853
Total Value	1,965,853	1,000,000	340,853

(1)	Under Mr. Leis’s employment agreement, “involuntary termination” means an involuntary termination by the Company without Cause and a voluntary termination by Mr. Leis with “good reason,” and does not include terminations as a result of Mr. Leis’ death or disability.

(2)	Accelerated vesting of stock options and restricted stock is provided under the Company’s 2002 Stock Plan in the event of a change in control and under Mr. Leis’ employment agreement in the event of Mr. Leis’ death.

Named Executive Officer (Excluding CEO) Change in Control Severance Benefits1

Executive Benefit and Payments Upon Separation	Mr. Larson	Mr. Clough	Mr. Cowie	Mr. Bianchi
Cash Severance Pay[2]	$792,366	$631,862	$226,249	$256,593
Stock Option Vesting Acceleration	0	0	0	0
Restricted Stock Vesting Acceleration[3]	176,641	155,404	65,926	0
Health Care Benefits Continuation[4]	25,876	24,538	35,973	25,535
Tax Gross-ups	0	0	0	0
Total Value	$994,883	$811,804	$328,148	$282,128

(1)	Change in Control benefits are payable to the Named Executive Officers (excluding the CEO) under the Amended and Restated MRP in the event a participant is involuntary terminated within 24 months following a change in control. The Amended and Restated MRP defines an “involuntary termination” as a termination by the Company without Cause or by reason of death or disability, and a voluntary termination by participant with “good reason.”

(2)	The cash severance benefits payable to Messrs. Clough and Larson are based on 200% of the average base salary and bonus amounts earned in the three most recently completed fiscal years, while Messrs. Cowie and Bianchi are based on 100% of these amounts.

(3)	Accelerated vesting of stock options and restricted stock is provided under the Company’s 2002 Stock Plan in the event of a change in control.

(4)	Health care benefits continuation amounts are provided under the Amended and Restated MRP and are based on the 24-month period following a change in control or disability or death of a Named Executive Officer following a change in control. Amounts reflected in the table above are based on the cost of benefit premiums paid by the Company in 2007 times two years. Health care benefits do not continue once a severance plan participant obtains coverage under another employer’s health and/or dental insurance plans or COBRA coverage begins. If the health care continuation benefit is paid in a lump sum, the amount paid will include a cost of living allowance adjustment. If health care benefits are paid by the Company on a monthly basis, the amount paid will be equivalent to the coverage provided for in 2007.

DIRECTOR COMPENSATION

(as of December 31, 2007)

A summary of the compensation granted to our Board of Directors appears below. A more detailed explanation and discussion of the compensation paid to these directors follows this table

Name(1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(3) (c)	Option Awards ($)(4) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5) (f)	All Other Compensation ($)(6) (g)	Total ($) (h)
Edward E. Birch	230,000	62,494	21,777	0	0	10,187	324,458
Richard S. Hambleton, Jr.	54,250	39,999	0	0	0	795	95,044
D. Vernon Horton	50,359	24,577	65,474	0	0	233,802	374,212
Roger C. Knopf	80,250	43,119	37,618	0	0	68,653	229,640
Robert W. Kummer, Jr.	72,000	43,119	0	0	0	1,173	116,292
John R. Mackall	52,000	39,999	0	0	0	11,207	103,206
Gerald T. McCullough	40,000	39,999	0	0	0	29,297	109,296
Lee E. Mikles	40,250	26,660	0	0	0	645	67,555
Richard A. Nightingale	83,250	43,119	0	0	0	897	127,266
Kathy J. Odell	78,000	43,119	0	0	0	1,070	122,189

(1) Employee Directors receive no compensation from the Company for their services as Directors. Messrs. Leis and Larson are executive officers and employee Directors, and their compensation is shown in the Summary Compensation Table. Mr. Thomas, President & CEO and employee Director during the period January 1, 2007 through April 1, 2007, also has his compensation disclosed in the Summary Compensation Table. Mr. Horton is also an employee director.

(2) Amounts this column represents his salary as a part-time employee of the Company. The amount for Mr. Horton also includes a deferral in the amount of $32,597.

(3) Restricted stock granted to non-employee Directors vests twelve months from the date of grant and were made pursuant to the terms of the 2005 Directors Plan. Compensation expense for restricted stock is measured based on the closing price of the stock on the day of the grant and is recognized over the vesting period. The amount reflected in this column represents the compensation expense associated with a restricted stock grant of 1,250 shares to non-employee Directors as of March 1, 2007. Annually, each non-employee Director receives an equity award valued at $40,000. The share price for the 2007 equity award was based on the Company’s closing stock price of $32.00 per share on March 1, 2007. Mr. Mikles, who was elected at the April 24, 2007 Shareholders Meeting, was entitled to the same equity value and received 1,467 restricted shares based on a closing stock price that date of $27.26.

This column also includes compensation expense associated with (1) a February 15, 2006 restricted stock award to non-employee directors of 1,114 shares, based on the fair market price of $35.90 per share of Company stock; and (2) a September 19, 2007 restricted stock award to certain directors related to their extensive involvement with the selection of a new CEO. Dr. Birch, received 3,360 shares; Mr. Knopf, 466 shares; Mr. Kummer, 466 shares; Mr. Nightingale, 466 shares; and Ms. Odell, 466 shares. Compensation expense was based on our closing stock price of $26.78 on grant date, and the shares fully vest one year from grant date. For a further discussion on these awards, see Adjusted 2007 Non-Employee Director Compensation on page 61.

As of December 31, 2007, each Director held the following number of outstanding shares of unvested restricted stock: Dr. Birch, 4,610; Mr. Hambleton 1,250; Mr. Knopf, 1,716; Mr. Kummer, 1,716; Mr. Mackall 1,250; Mr. McCullough, 1,250; Mr. Mikles, 1,467; Mr. Nightingale, 1,716; Ms. Odell, 1,716; and Mr. Horton, 2,650. Amounts included in this column reflect the 2007 compensation expense amounts incurred by the Company in fiscal year 2007 for restricted stock awards made in prior years.

For Mr. Horton, the compensation expense in the column is associated with a February 15, 2006 restricted stock grant of 1,000 shares, based on the fair market price of $35.90 per share, and a restricted stock grant of 2,000 shares on May 27, 2005, based on the fair market price of $33.48 per share. Mr. Horton’s restricted stock grants were made pursuant to the 2002 Stock Plan and vest over a five-year period as follows: 5% on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary.

(4) The amounts included in column (d) reflect compensation costs incurred by the Company in fiscal year 2007 for option awards made in prior years. With the exception of reload grants to Dr. Birch, Mr. Horton and Mr. Knopf, no non-qualified stock options were granted to Directors in 2007. As a result of tendering stock already owned in payment of the option exercise price, Dr. Birch and Mr. Knopf were entitled to receive a reload grant pursuant to terms under the 1996 Directors Stock Plan, and for Mr. Horton, under the 2002 Stock Plan. The number of shares granted is equal to the number of shares tendered in payment of the option exercise price. The amount paid through the tender of shares is equal to the fair market value of the Company’s stock as of the date the shares are tendered. Reload options vest and first become exercisable one year following grant. There are also certain restrictions on reload options, which are described in the plans. As of December 31, 2007, each Director held the following number of outstanding stock options: Dr. Birch, 25,843 ; Mr. Hambleton, 6,666; Mr. Knopf, 25,667; Mr. Kummer, 6,666; Mr. Mackall 6,666; Mr. McCullough, 6,666; Mr. Mikles, -0-; Mr. Nightingale, 6,666; Ms. Odell, 6,666, and Mr. Horton, 39,355.

(5) The Company does not have a pension plan or other supplemental executive retirement plan or salary continuation plan for non-employee Directors. The deferred compensation plan does not provide above-market interest.

(6) Column (g) reflects quarterly dividends earned on outstanding restricted stock, as well as aggregate earnings on deferred compensation in fiscal 2007. This column also includes a salary continuation payment to Mr. Horton of $159,457 pursuant to a Salary Continuation Agreement in place at the time of the Company’s merger with “old” Pacific Capital Bancorp in December 1998.

A summary of the “All Other Compensation” for our Board of Directors is detailed below.

Director	Aggregate Earnings on Deferred Compensation ($)	Dividends on Common Stock ($)	Salary Continuation Payments ($)	401(k) match* ($)	ESOP Dividends* ($)	Total ($)
Dr. Birch	$8,653	$1,534	-	-	-	$10,187
Mr. Hambleton	-	795	-	-	-	795
Mr. Horton	40,048	2,431	159,457	7,176	24,690	233,802
Mr. Knopf	67,480	1,173	-	-	-	68,653
Mr. Kummer	-	1,173	-	-	-	1,173
Mr. Mikles	-	645	-	-	-	645
Mr. Mackall	10,137	1,070	-	-	-	11,207
Mr. McCullough	28,502	795	-	-	-	29,297
Mr. Nightingale	-	897	-	-	-	897
Ms. Odell	-	1,070	-	-	-	1,070
*	Non-Employee Directors do not participate in these plans.

2007 Non-Employee Director Retainers and Fees (effective through June 30, 2007)

Annual retainer	$30,000

Attendance fee for each Board meeting	$0

Attendance fee for each Audit, Compensation, Governance & Nominating, Trust Oversight and Refund Anticipation Loan Committee meeting held:	$0

Committee Member Annual Retainer Fees:
Audit Committee	$11,000
Compensation Committee	4,500
Governance & Nominating Committee	4,500
Trust Oversight Committee	2,000
Refund Anticipation Loan Committee	2,000

Additional Committee Chair Annual Retainer Fees(1):
Audit Committee Chair	$15,000
Compensation Committee Chair	8,000
Governance & Nominating Committee Chair	8,000
Trust Oversight Committee Chair	5,000

Chairman of the Board Annual Retainer Fee:	$120,000

Directors are also compensated for travel expenses, and the Company does not offer a pension plan to Directors.

(1)	The Refund Anticipation Loan Committee became an official standing committee of the Board in November 2007. A Chair retainer fee became effective in February 2008 (see “Adjustments” below).

Adjustments to Director Compensation

Following an analysis of Board compensation practices among the peer group conducted by Clark Consulting, compensation consultant, and subsequent recommendation by the Compensation Committee, the Board approved a new compensation structure for the non-employee Directors, effective July 1, 2007. The Company filed an 8-K disclosing the new compensation structure.

The Committee considered the peer analysis data prepared by Clark Consulting, which used the same peer group for the Named Executive Officers (see the discussion of the “Peer Group” in the CD&A Report). Total Compensation amounts in the analysis presented by Clark Consulting consisted of retainers, board and committee meeting fees, other cash compensation, and equity earned in fiscal year 2006, as reported in the 2007 proxy statements for the peer group. The Committee also considered a number of relevant factors including: (1) the preparation time for and number of board and committee meetings held during the last two years; (2) per meeting fees paid by the peer group versus the Board’s current practice to pay only an annual Board/committee retainer fee; (3) an equal ratio between cash and equity components; (4) total compensation practices targeted to the 75th percentile of the peer group; and (5) compensation as it relates to Director recruitment efforts. In their deliberations, the Committee expressed an expectation that all Directors were expected to contribute services to the Company from time to time without being compensated, but consideration should be given to paying for special committee assignments beyond the normal scope of advice and services provided.

The Committee also considered Dr. Birch’s role as independent Chairman of the Board and his level of involvement with the Company and the community. Although certain peer group companies had an independent chairman of the board, the data did not address the particular duties of the chairman nor his/her oversight responsibilities with a board or company. The Compensation Committee discussed Dr. Birch’s role with senior management and Clark Consulting, as well as their observations of his role with the Company, the Board and the shareholders. The following table reflects the adjustments made to non-employee Director compensation, effective July 1, 2007:

Adjusted 2007 Non-Employee Director Retainers and Fees

Annual retainer (remained the same)	$30,000

Attendance fee for each Board meeting (implemented an attendance fee)	2,000

Attendance fee for each Audit, Compensation, Governance & Nominating, Trust Oversight and Refund Anticipation Loan Committee meeting held (implemented attendance fee and eliminated committee retainer fee)(1):	1,000

Additional Committee Chair Annual Retainer Fees:
Audit Committee Chair	15,000
Compensation Committee Chair (increased by $4,000)	12,000
Governance & Nominating Committee Chair	8,000
Trust Oversight Committee Chair	5,000

Chairman of the Board Annual Retainer Fee (increased by $40,000):	160,000

Annual Equity Grant Value (applies to all non-employee directors):
Increased from $40,000 to $45,000

(1) The new per meeting Board fee is paid for two-day meetings; i.e., quarterly board meetings and the annual Strategic Planning Session with management (Board Forum). Special Board meetings held during the year are included as part of the annual Board retainer fee, unless a special meeting calls for preparation time similar to the two-day meetings. A similar analysis applies for special Committee meetings. The Chairman of the Board makes the determination as to whether to pay for special meetings held during the year.

Special Fees Paid to Board Committees Related to the CEO Search

In recognition of special committee assignments and work performed by certain non-employee Directors related to the selection and appointment of a new CEO for the Company, the Compensation Committee considered and discussed with Clark Consulting a special one-time payment to these Directors. It was noted that the work performed for the CEO search was pursuant to the compensation structure adopted by the Board in February 2006, which eliminated per meeting fees and implemented an annual committee retainer fee for committee meetings. None of the Directors had received compensation for their committee work related to the CEO search.

A recap of the purpose and work performed for each of the committees involved in the CEO search is summarized below, along with committee members. The role of Dr. Birch, who served on each of these committees, is discussed separately below.

A special Governance Committee was formed to focus on concerns and issues facing the Company, including the Board’s role in succession planning initiatives. The committee met three times in 2006 and members included: Roger Knopf, Chair, Bob Kummer, John Mackall, Rick Nightingale, and Kathy Odell.

At the recommendation of the special Governance Committee and authorized by the Board in October 2006 following Mr. Thomas’ announcement to retire as President & CEO, the CEO Search Committee was formed, which was chaired by Dr. Birch. The committee was authorized to interview and select CEO candidates for recommendation to the Board. It formally met six times between December 2006 and March 2007, with several meetings lasting over a two-day period. There was also significant involvement outside the committee structure to informally interview potential candidates and to discuss candidates with Russell Reynolds, the search firm selected to assist the Board. In addition to the Chairman of the Board, members of the CEO Search Committee included Roger Knopf, Rick Nightingale, Bob Kummer and Kathy Odell.

The Compensation Committee, chaired by Kathy Odell, developed and recommended to the full Board a compensation package, an employment agreement, and financial and strategic goals for the CEO candidate. Clark Consulting and outside counsel were consulted by the Committee during this process. Members included Rick Hambleton, Bob Kummer and Roger Knopf (by invitation) and met four times in 2007.

The chart below summarizes the additional fees paid to committee members. Dr. Birch’s role is discussed separately below and is not included in this chart.

Special Governance Committee fees (3 meetings x $1,000)	$3,000

Special Compensation Committee fees (4 meetings x $1,000)	4,000

CEO Search Committee fees
Cash compensation:	12,500
Equity compensation value (466 restricted shares)(1):	12,500

(1) See footnote (3) of the Directors’ Compensation table for details of this award.

Special Fee Paid to the Chairman of the Board Related to the CEO Search

While there was no precedent available in the peer group data provided by Clark Consulting to guide the Compensation Committee in valuing the Chairman of the Board’s role during the CEO search, the Committee thought it seemed appropriate and reasonable to review Dr. Birch’s role in terms of an interim CEO position based on his extensive involvement with the Company during the CEO transition period. In addition to chairing the CEO Search Committee and serving on other related committees, he participated in numerous management and committee meetings, general Company meetings and reported back to the Board on a regular basis. The Board approved a recognition payment of $180,000 with 50% paid in cash and 50% in restricted stock (the equivalent of 3,360 restricted shares). See footnote (3) of the Directors’ Compensation Table for details of this award.

Directors’ Equity Plans

As disclosed in footnote (2) in the Director Compensation Chart, non-employee Directors also are entitled to receive non-discretionary equity grants under the 2005 Directors Stock Plan (2005 Plan), which was approved by shareholders in May 2005. The 2005 Plan allows for awards of stock options (no reload feature) and restricted stock. In 2007, all non-employee Directors received a restricted stock grant valued at $40,000. To date, only restricted stock has been granted to non-employee Directors and is 100% vested one year from date of grant.

The Amended and Restated 1996 Directors Stock Plan (1996 Plan), which the Board terminated upon the adoption of the 2005 Plan, allowed for awards of non-qualified stock options (with a reload feature) and restricted stock. The plan is active only for the exercise of options held by Directors. Options granted under the 1996 Plan fully vest at six months from grant date and have a five-year term. Restricted stock fully vests one year from date of grant.

Assuming that the 2008 Equity Incentive Plan (the “2008 Plan”) is approved by shareholders at this meeting, any future awards to Directors will be granted from the 2008 Plan. The 2005 Plan and the 1996 Plan will only remain active for the exercise of options held by the Directors and any vestings of restricted stock already granted.

Directors’ Deferred Compensation Plan

Non-employee Directors may participate in the Company’s Non-Qualified Deferred Compensation Plan and can elect to defer all or a part of their annual cash retainers and meeting fees. Participants have the option to select from several measurement funds in their deferred compensation account and can specify allocation amounts in increments of 1%. For further information, see the narrative under “Deferred Compensation Plan” within this proxy statement.

Beneficial Ownership Table

The table below shows the number of shares of our common stock beneficially owned as of March 3, 2008 by (a) each of our Directors; (b) our Named Executive Officers; and (c) our Directors and Executive Officers as a group. The table also shows persons known to us who own more than 5% of our common stock as of March 3, 2008.

Name	Number of Shares Owned(1)	Right to Acquire Shares(2)	Percent of Outstanding Shares(3)
The Charles Schwab Trust Company, Trustee of the Pacific Capital Bancorp Employee Stock Ownership Plan (ESOP) and the 401(k) Plan(4)	1,689,506	0	3.6%
Earnest Partners LLC 75 Fourteenth St. Atlanta, GA 30309	3,643,976	0	6.7%
Barclay’s Global Investors 45 Fremont St. San Francisco, CA 94105	3,129,924	0	7.8%
Edward E. Birch(5)	46,224	25,843	*
Richard S. Hambleton, Jr.(6,7)	10,918	6,666	*
D. Vernon Horton(4,5,6)	152,202	13,333	*
Roger C. Knopf(1,5,6,8)	455,483	10,869	1.0%
Robert W. Kummer, Jr.(5,6,9)	8,628	6,666	*
Clayton C. Larson(1,4,5,6,10)	279,178	15,431	*
George S. Leis(4)	22,823	10,281	*
John R. Mackall(6)	44,427	6,666	*
Gerald T. McCullough	129,408	0	*
Lee E. Mikles	1,467	0	*
Richard A. Nightingale(6,11)	21,873	6,666	*
Kathy J. Odell(12)	8,460	6,666	*
Paul Bianchi(4)	5,607	4,200	*
Frederick W. Clough(4)	18,823	15,153	*
Bradley S. Cowie(4)	7,576	3,734	*
Joyce M. Clinton	160	0	*
William S. Thomas, Jr.(1,4,5)	160,266	111,170	*
Directors and Executive Officers as a Group (24 persons)	1,409,446	290,693	3.6%

(1)	Totals for Messrs. Knopf, Larson and Thomas include shares held in a brokerage account that may be pledged from time to time. Hedging, pledging, hypothecating, or using stock in any manner in which an insider might lose control over the timing of a sale is prohibited by Company policy, unless such person has obtained prior approval. The Directors notified the Board of the margin accounts, and the Board acknowledged and ratified the margin accounts.

(2)	This column includes exercisable stock options within 60 days following record date, March 3, 2008.

(3)	Percentages are stated to include exercisable stock options, and the asterisk represents less than 1% of outstanding shares.

(4)	Included in the total for The Charles Schwab Trust Company are ESOP and 401(k) shares held by Named Executive Officers and/or employee Directors listed in this chart, which are not included in the share totals to avoid duplication. The ESOP and 401(k) share ownership, as of the record date, is stated in the chart below:

Named Executive Officer	ESOP shares	401(k) shares
Mr. Leis	0	601
Mr. Thomas	4,731	0
Mr. Cowie	1,331	0
Mr. Horton	28,057	0
Mr. Larson	27,614	0
Mr. Clough	565	6,960
Mr. Bianchi	0	628

(5)	Includes shares held in a trust account.

(6)	Includes shares held in an IRA account.

(7)	Mr. Hambleton’s total includes 533 shares held by his spouse.

(8)	Mr. Knopf’s total includes 6,560 shares held as custodian for minors.

(9)	Mr. Kummer’s total Includes 170 shares held by spouse.

(10)	Mr. Larson’s total includes 2,186 shares held by spouse.

(11)	Mr. Nightingale’s total includes 5,333 shares owned by a family trust in which he is the trustee and has voting power for the shares.

(12)	Ms. Odell’s total includes 2,042 shares held jointly with spouse.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires our officers and directors to file reports of ownership and changes of ownership with the SEC. Our officers and directors are required by SEC regulation to furnish us with copies of all Section 16(a) forms so filed. As a matter of practice, our administrative staff assists our executive officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based on review of copies of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to officers, Directors and greater than 10% beneficial owners were filed timely, with the exception of the following reports: Mr. Clayton Larson, an officer and director, sold 218 shares from a custodial account on July 11, 2005; and a Form 5 was filed on February 14, 2008 to report the transaction. Mr. Paul Bianchi, an officer, purchased 1000 shares on May 16, 2007, and a Form 4 was filed on May 21, 2007 to report the transaction.

Other Information

Certain Business Relationships

Some of our Directors and the companies with which they are associated are our customers, and we expect to have banking transactions with them in the future. In our opinion, all loans and commitments to lend were made in the ordinary course of our business and were in compliance with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness. In our opinion, these transactions did not involve more than a normal risk of collectability or present other unfavorable features. We have a very strong policy regarding review of the adequacy and fairness of the Bank’s loans to its directors and officers.

Mr. Mackall is a partner in the law firm of Seed Mackall LLP, which has provided, and continues to provide, legal services to the Company. These services include representing the Company in real estate leasing matters and litigation. In 2006, Seed Mackall LLP received payments which exceeded 5% of his firm’s gross revenues. Payments, however, in 2007 did not exceed this 5% threshold. Additionally, the firm provides legal services to estates of which the Bank is an executor and trusts of which the Bank is a Trustee. These legal services are not provided directly to the Bank, but rather to estates or trusts in which the Bank has a fiduciary role. The fees and costs billed by Seed Mackall LLP for these services to estates and trusts are excluded for purposes of determining the 5% threshold.

Other Business Matters

We have received no notice of any other items submitted for consideration at the Meeting and except for reports of operations and activities by management, which are for informational purposes only and require no action of approval or disapproval, management neither knows of nor contemplates any other business that will be presented for action by the shareholders at the Meeting. If any further business is properly presented at the annual meeting, the persons named as proxies will act in their discretion on behalf of the shareholders they represent.

Consideration of Other Shareholder Proposals

If you would like to submit a proposal on any other matter for us to include in the proxy statement for our 2009 Annual Meeting, you must submit your proposal in writing, and it must be timely delivered to the Corporate Secretary at 1021 Anacapa Street, Santa Barbara, CA 93101. Your proposal must be a proper matter for shareholder action and must also comply with applicable rules and regulations promulgated by the SEC, including Rule 14a-8 of the Exchange Act, and California law. To be timely delivered, your proposal must be delivered to the Corporate Secretary of the Company by November 20, 2008.

A shareholder may submit a proposal to be before the 2009 Annual Meeting by submitting the nomination or proposal to us not later than the close of business on January 30, 2009 nor earlier than the close of business on December 31, 2008, in accordance with Section 2.11.1(A) of our by-laws. The nomination or proposal must be delivered to our Corporate Secretary and meet all the requirements of our by-laws.

Additional Proxy Material

A copy of our 2007 Annual Report and Form 10-K are being mailed with this proxy statement and proxy card to each shareholder of record. If you do not receive a copy of the Annual Report and Form 10-K, you may obtain one without charge by sending a request to our Corporate Secretary. Our proxy materials are also accessible through our web site at www.pcbancorp.com/investors.

No Incorporation By Reference Of Certain Portions Of This Proxy Statement

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by us under those statutes, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor is such report to be incorporated by reference into any future filings made by us under those statutes.

Exhibit A

Pacific Capital Bancorp

2008 Equity Incentive Plan

(Effective April 29, 2008)

Pacific Capital Bancorp hereby adopts in its entirety the Pacific Capital Bancorp 2008 Equity Incentive (“Plan”), as of February 13, 2008 (“Plan Adoption Date”). Unless otherwise defined, terms with initial capital letters are defined in Section 2 below.

Section 1

Background and Purpose

1.1 Background The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, and Performance Units.

1.2 Purpose of the Plan The Plan is intended to attract, motivate and retain the following individuals: (a) employees of the Company or its Affiliates; (b) consultants who provide significant services to the Company or its Affiliates and (c) directors of the Company or any of its Affiliates who are employees of neither the Company nor any Affiliate. The Plan is also designed to encourage stock ownership by such individuals, thereby aligning their interests with those of the Company’s shareholder.

Section 2

Definitions

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Act shall include such section, any valid rules or regulations promulgated under such section, and any comparable provisions of any future legislation, rules or regulations amending, supplementing or superseding any such section, rule or regulation.

2.2 “Administrator” means, collectively the Board, and/or one or more Committees, and/or one or more executive officers of the Company designated by the Board to administer the Plan or specific portions thereof; provided, however, that Awards to non-employee directors may only be administered by a committee of Independent Directors (as defined in Section 2.23).

2.3 “Affiliate” means any corporation or any other entity (including, but not limited to, Subsidiaries, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.4 “Applicable Law” means the legal requirements relating to the administration of Options, SARs, Restricted Stock, Performance Units and similar incentive plans under any applicable laws, including but not limited to federal and state employment, labor, privacy and securities laws, the Code, and applicable rules and regulations promulgated by the NASDAQ, New York Stock Exchange, American Stock Exchange or the requirements of any other stock exchange or quotation system upon which the Shares may then be listed or quoted.

2.5 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, and Performance Units.

2.6 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan, including the Grant Date.

2.7 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8 “Change in Control” means the occurrence of any of the following:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(b) The acquisition of the assets of a corporation with a total gross fair market value equal to or more than 40% (or such higher percentage designated in the plan) of the total gross fair market value of all assets of the corporation determined immediately prior to such acquisition;

(c) The acquisition by one person (or more than one person acting as a group) of stock possessing more than 30% (or such higher percentage designated in the plan) of the total voting power of a corporation during the 12-month period ending on the date of the most recent acquisition; or

(d) The replacement of a majority of the members of the corporation’s board during any 12-month period by directors whose appointment or election is not endorsed by a majority (or such higher portion) of the members of the board as constituted immediately prior to the date of such appointment or election.

2.9 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10 “Committee” means any committee appointed by the Board of Directors to administer the Plan.

2.11 “Company” means Pacific Capital Bancorp, or any successor thereto.

2.12 “Consultant” means any consultant, independent contractor or other person who provides significant services to the Company or its Affiliates or any employee or affiliate of any of the foregoing, but who is neither an Employee nor a Director.

2.13 “Continuous Status” as an Employee, Consultant or Director means that a Participant’s employment or service relationship with the Company or any Affiliate is not interrupted or terminated. “Continuous Status” shall not be considered interrupted in the following cases: (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Subsidiary or successor. A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If such reemployment is approved by the Company but not guaranteed by statute or contract, then such employment will be considered terminated on the ninety-first (91st) day of such leave and on such date any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. In the event a Participant’s status changes among the positions of Employee, Director and Consultant, the Participant’s Continuous Status as an Employee, Director or Consultant shall not be considered terminated solely as a result of any such changes in status.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company or an Affiliate of the Company.

2.15 “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.16 “Employee” means any individual who is a common-law employee of the Company or of an Affiliate.

2.17 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option, and the price used to determine the number of Shares payable to a Participant upon the exercise of a SAR.

2.18 “Fair Market Value” means, as of any date, provided the Common Stock is listed on an established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock on the Grant Date of the Award. If no sales were reported on such Grant Date of the Award, the Fair Market Value of a share of Common Stock shall be the closing price for such stock as quoted on the NASDAQ (or the exchange with the greatest volume of trading in the Common Stock) on the last market trading day with reported sales prior to the date of determination. In the case where the Company is not listed on an established stock exchange or national market system, Fair Market Value shall be determined by the Board in good faith in accordance with Code Section 409A and the applicable Treasury regulations.

2.19 “Fiscal Year” means a fiscal year of the Company.

2.20 “Full-Value Award Limitation” means an aggregate limit of 900,000 Shares, which applies to the total number of Shares that may be granted as “full value awards,” which includes both Restricted Stock and Performance Units.

2.21 “Grant Date” means the date the Board of Directors approves the Award.

2.22 “Incentive Stock Option” means an Option to purchase Shares, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.23 “Independent Director” means a Nonemployee Director who is (i) a “nonemployee director” within the meaning of Section 16b-3 of the 1934 Act, (ii) “independent” as determined under the applicable rules of the NASDAQ, and (iii) an “outside director” under Treasury Regulation Section 1.162-27(e)(3), as any of these definitions may be modified or supplemented from time to time.

2.24 “Individual Objectives” means as to a Participant, the objective and measurable goals set by a “management by objectives” process and approved by the Administrator in its discretion.

2.25 “Misconduct” shall include commission of any act in competition with any activity of the Company (or any Affiliate) or any act contrary or harmful to the interests of the Company (or any Affiliate) and shall include, without limitation: (a) conviction of a felony or crime involving moral turpitude or dishonesty, (b) violation of Company (or any Affiliate) policies, with or acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate), (c) misuse of any confidential, secret, privileged or non-public information relating to the Company’s (or any Affiliate’s) business, or (e) participating in a hostile takeover attempt of the Company or an Affiliate. The foregoing definition shall not be deemed to be inclusive of all acts or omissions that the Company (or any Affiliate) may consider as Misconduct for purposes of the Plan.

2.26 “NASDAQ” means The NASDAQ Stock Market, Inc.

2.27 “Nonemployee Director” means a Director who is not employed by the Company or an Affiliate.

2.28 “Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.

2.29 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.30 “Participant” means an Employee, Consultant or Nonemployee Director who has an outstanding Award.

2.31 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement, including without limitation goals tied to Individual Objectives and/or the Company’s (or a business unit’s) return on assets, return on shareholders’ equity, efficiency ratio, earnings per share, net income, or other financial measures determined in accordance with U.S. generally accepted accounting principles (“GAAP”), with or without adjustments determined by the Administrator. The foregoing definition shall not be deemed to be inclusive of all Performance Goals for purposes of this Plan. The Performance Goals may differ from Participant to Participant and from Award to Award.

2.32 “Performance Units” means an Award granted to a Participant pursuant to Section 8 of the Plan that entitles the Participant to receive a prescribed number of Shares, or the equivalent value in cash, upon achievement of Performance Goals associated with such Award. The Participant’s Award Agreement shall specify whether the Performance Units will be settled in Shares or cash.

2.33 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions that subject the Shares to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator, in its discretion.

2.34 “Plan” means this Pacific Capital Bancorp 2008 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.35 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7. An Award of Restricted Stock constitutes a transfer of ownership of Shares to a Participant from the Company subject to restrictions against transferability, assignment, and hypothecation. Under the terms of the Award, the restrictions against transferability are removed when the Participant has met the specified vesting requirement. Vesting can be based on continued employment or service over a stated service period, or on the attainment of specified Performance Goals. If employment or service is terminated prior to vesting, the unvested restricted stock revert back to the Company.

2.36 “Retirement” shall mean satisfactory completion of the Company’s guidelines for retirement as specified by the Company’s retirement policy.

2.37 “Rule 16b-3” means a person promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.38 “SEC” means the U.S. Securities Exchange Commission.

2.39 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.40 “Shares” means shares of common stock of the Company.

2.41 “Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Section 6. Upon exercise, a SAR gives a Participant a right to receive a payment in cash, or the equivalent value in Shares, equal to the difference between the Fair Market Value of the Shares on the exercise date and the Exercise Price. Both the number of SARs and the Exercise Price are determined on the Grant Date. For example, assume a Participant is granted 100 SARs at an Exercise Price of $10 and the award agreement specifies that the SARs will be settled in Shares. Also assume that the SARs are exercised when the underlying Shares have a Fair Market Value of $20 per Share. Upon exercise of the SAR, the Participant is entitled to receive 50 Shares [(($20-$10)*100)/$20].

2.42 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 3

Administration

3.1 The Administrator. The Administrator shall be appointed by the Board of Directors from time to time.

3.2 Authority of the Administrator. It shall be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions and in accordance with Applicable Law. The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to make recommendations to the Board regarding the following: (a) which Employees, Consultants and Directors shall be granted Awards; (b) the terms and conditions of the Awards, (c) interpretation of the Plan, (d) adoption of rules for the administration, interpretation and application of the Plan as are consistent therewith and (e) interpretation, amendment or revocation of any such rules.

3.3 Delegation by the Administrator. The Administrator, in its discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors; provided, however, in the case where the Company is listed on an established stock exchange or quotation system, the Administrator may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan’s qualification under Section 162(m) of the Code or Rule 16b-3.

3.4 Decisions Binding. All determinations and decisions made by the Administrator, the Board and any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by Applicable Law.

Section 4

Shares Subject To The Plan

4.1 Number of Shares. Subject to adjustment, as provided in Section 4.3, the total number of Shares initially available for grant under the Plan shall be 1,773,000, plus the Shares available for grant under the 2002 Stock Plan (not to exceed 605,000), plus the Shares available for grant under the 2005 Directors’ Stock Plan (not to exceed 122,000), for an aggregate of 2,500,000 Shares available for grant under the Plan. Upon stockholder approval of the Plan, no further grants will be made under the 2002 Stock Plan or the 2005 Directors’ Stock Plan, but Shares may continue to be issued under such plans pursuant to grants previously made. Shares granted under the Plan may be authorized but unissued Shares or reacquired Shares bought on the market or otherwise.

4.2 Lapsed Awards. If any Award made under the Plan expires, or is forfeited or cancelled, the Shares underlying such Awards shall become available for future Awards under the Plan.

4.3 Adjustments in Awards and Authorized Shares. The number of Shares covered by each outstanding Award, and the per Share exercise price of each such Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, the payment of a stock dividend on the common stock or any other increase or decrease in the number of such Shares of common stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an Option.

4.4 Legal Compliance. Shares shall not be issued pursuant to the making or exercise of an Award unless the exercise of Options and rights and the issuance and delivery of Shares shall comply with the Securities Act of 1933, as amended, the 1934 Act and other Applicable Law, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any Award made in violation hereof shall be null and void.

4.5 Investment Representations. As a condition to the exercise of an Option or other right, the Company may require the person exercising such Option or right to represent and warrant at the time of exercise that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

Section 5

Stock Options

The provisions of this Section 5 are applicable to Options granted to Employees, Consultants and Nonemployee Directors. Such Participants shall also be eligible to receive other types of Awards as set forth in the Plan.

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted at any time and from time to time as determined by the Administrator in its discretion. The Administrator may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Administrator, in its discretion and subject to Sections 4.1, shall determine the number of Shares subject to each Option.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. The Administrator shall determine the Exercise Price for each Option subject to the provisions of this Section 5.3.

5.3.1 Nonqualified Stock Options. Unless otherwise specified in the Award Agreement, in the case of a Nonqualified Stock Option, the per Share exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, as determined by the Administrator.

5.3.2 Incentive Stock Options. The grant of Incentive Stock Options shall be subject to the following limitations:

(a) The Exercise Price of an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date;

(b) Incentive Stock Options may be granted only to persons who are, as of the Grant Date, Employees of the Company or a Subsidiary, and may not be granted to Consultants or Nonemployee Directors. In the event the Company fails to obtain shareholder approval of the Plan within twelve (12) months from the Plan Adoption Date, all Options granted under this Plan designated as Incentive Stock Options shall become Nonqualified Stock Options and shall be subject to the provisions of this Section 5 applicable to Nonqualified Stock Options.

(c) To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 5.3.2(c), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted; and

(d) In the event of a Participant’s change of status from Employee to Consultant or Director, an Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option three (3) months and one (1) day following such change of status.

5.3.3 Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer, and such Options may be granted with an Exercise Price less than the Fair Market Value of a Share on the Grant Date; provided, however, the grant of such substitute Option shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

5.4 Expiration of Options

5.4.1 Expiration Dates. Unless otherwise specified in the Award Agreement, but in any event no later than ten (10) years from the Grant Date, each Option shall terminate no later than the first to occur of the following events:

(a) Date in Award Agreement. The date for termination of the Option set forth in the written Award Agreement;

(b) Termination of Continuous Status as Employee, Director or Consultant. The last day of the three (3)-month period following the date the Participant ceases his/her/its Continuous Status as an Employee, Director or Consultant (other than termination for a reason described in subsections (c), (d), (e), (f), or (g) below);

(c) Misconduct. In the event a Participant’s Continuous Status as an Employee, Director or Consultant terminates because the Participant has performed an act of Misconduct as determined by the Administrator, all unexercised Options held by such Participant shall expire five (5) business days following written notice from the Company to the Participant; provided, however, that the Administrator may, in its sole discretion, prior to the expiration of such five (5) business day period, reinstate the Options by giving written notice of such reinstatement to Participant. In the event of such reinstatement, the Participant may exercise the Option only to such extent, for such time, and upon such terms and conditions as if the Participant had ceased to be employed by or affiliated with the Company or a Subsidiary upon the date of such termination for a reason other than Misconduct, disability or death;

(d) Retirement. With the exception of Incentive Stock Options, in the event that a Participant’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Participant’s Retirement, the Participant may exercise his or her Option at any time within twelve (12) months from the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the case of an Incentive Stock Option, such Option shall terminate on the last day of the three (3)-month period following the date the Participant ceases his/her/its Continuous Status as an Employee Director or Consultant due to retirement. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e) Disability. In the event that a Participant’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option at any time within twelve (12) months from the date of such termination, but only to the extent that the Participant was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan;

(f) Death. In the event of the death of a Participant, the Participant’s Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Participant was entitled to exercise the Option at the date of death. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan; or

(g) 10 Years from Grant. An Option shall expire no more than ten (10) years from the Grant Date; provided, however, that if an Incentive Stock Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, such Incentive Stock Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.4.2 Administrator Discretion. Notwithstanding the foregoing the Administrator may, after an Option is granted, extend the exercise period that an Option is exercisable following a Participant’s termination of employment (subject to limitations applicable to Incentive Stock Options); provided, however that such extension does not exceed the maximum term of the Option.

5.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion. However, an Option that becomes exercisable based on the Participant’s Continuous Status as an Employee or Consultant must require no less than a three (3) year ratable-vesting period for such Option to become exercisable in full. In the event of Participant’s Retirement from the Company, all outstanding options currently held by Participant shall become immediately vested and exercisable. After an Option is granted, in no event may the Administrator accelerate the time upon when the Option is exercisable except in the case of the Participant’s death, Disability, or a Change in Control of the Company.

5.6 No “Re-Pricing” Without Shareholder Approval. In no event may the Administrator directly or indirectly reduce the exercise price of an Option after it has been granted without the approval of a majority of the shareholders eligible to vote.

5.7 Exercise and Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

5.7.1 Form of Consideration. Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Administrator, in its discretion, also may permit the exercise of Options and same-day sale of related Shares, or exercise by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or by any other means which the Administrator, in its discretion, determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

5.7.2 Delivery of Shares. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

Section 6

Stock Appreciation Rights

6.1 Grant of SARs. Subject to the terms of the Plan, a SAR may be granted to Employees, Consultants and Nonemployee Directors at any time and from time to time as shall be determined by the Administrator.

6.1.1 Number of Shares. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

6.1.2 Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, shall have discretion to determine the terms and conditions of SARs granted under the Plan, including whether upon exercise the SARs will be settled in Shares or cash. However, the Exercise Price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.2 Exercise of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion. However, a SAR that becomes exercisable based on the Participant’s Continuous Status as an Employee or Consultant must require no less than a three (3) year ratable-vesting period for such SAR to become exercisable in full. In the event of Participant’s Retirement from the Company, all outstanding SARs currently held by Participant shall become immediately vested and exercisable. After a SAR is granted, in no event may the Administrator accelerate the time upon when the SAR is exercisable except in the case of the Participant’s death, Disability, or a Change in Control of the Company.

6.3 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise and such other terms and conditions as the Administrator shall determine.

6.4 Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator in its discretion as set forth in the Award Agreement, or otherwise pursuant to the provisions relating to the expiration of Options as set forth in Section 5.4.

6.5 No “Re-Pricing” Without Shareholder Approval. In no event may the Administrator directly or indirectly reduce the exercise price of a SAR after it has been granted without the approval of a majority of the shareholders eligible to vote.

6.6 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive (whichever is specified in the Award Agreement) from the Company either (a) a cash payment in an amount equal to (x) the difference between the Fair Market Value of a Share on the date of exercise and the SAR Exercise Price, multiplied by (y) the number of Shares with respect to which the SAR is exercised, or (b) a number of Shares by dividing such cash amount by the Fair Market Value of a Share on the exercise date. If the Administrator designates in the Award Agreement that the SAR will be settled in cash, upon Participant’s exercise of the SAR the Company shall make a cash payment to Participant as soon as reasonably practical.

Section 7

Restricted Stock

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants in such amounts as the Administrator, in its discretion, shall determine. However, the award of Restricted Stock under this Section 7 is subject to the Full-Value Award Limitation, as described in Section 2.20. The Administrator shall determine the number of Shares to be granted to each Participant and the purchase price, if any, to be paid by the Participant for such Shares. At the discretion of the Administrator, such purchase price may be paid by Participant with cash or through services rendered.

7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its discretion, shall determine. The Period of Restriction shall not be less than one year for Awards that are earned based on the attainment of Performance Goals, and less than three years for Awards that are earned based on Continuous Status as an Employee or Consultant. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until expiration of the applicable Period of Restriction.

7.4 Other Restrictions. The Administrator, in its discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4, including, without limitation, provisions relating to expiration of restrictions equivalent to the provisions relating to expiration of Options as set forth in Section 5.4.

7.4.1 General Restrictions. The Administrator may set restrictions based upon the achievement of specific Performance Goals (Company-wide, business unit, or individual), or any other basis determined by the Administrator in its discretion.

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates. The Administrator, in its discretion, may place a legend or legends on the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after expiration of the Period of Restriction. In the event of Participant’s Retirement from the Company, the Period of Restriction shall immediately expire and all Shares of Restricted Stock currently held in the name of Participant shall be released from escrow. In no event may the

Administrator accelerate the time at which any restrictions shall lapse under the Restricted Stock Award Agreement except in the case of death, Disability or a Change in Control of the Company. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to Applicable Law.

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8 Return of Restricted Stock to Company. On the date that any forfeiture event set forth in the Award Agreement occurs, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

Section 8

Performance Units

8.1 Grant of Performance Units. Subject to the terms and conditions of the Plan, Performance Units may be granted to Employees, Consultants and Nonemployee Directors at any time and from time to time, as shall be determined by the Administrator in its discretion. However, the award of Performance Units under this Section 8 is subject to the “Full-Value Award Limitation,” as described in Section 2.20.

8.1.1 Number of Units. The Administrator will have complete discretion in determining the number of Performance Units granted to any Participant, subject to the limitations in Sections 4.1.

8.1.2 Value of Performance Units. Each Performance Unit shall have a value equal to the Fair Market Value of one Share.

8.2 Performance Goals and Other Terms. The Administrator will set Performance Goals or other vesting provisions, including, without limitation, time-based vesting provisions, in its discretion which, depending on the extent to which they are met, will determine the number Performance Units that are converted into Shares or into the equivalent value of cash that shall be paid to Participants. The time period during which the Performance Goals or other vesting provisions must be met will be called the “Performance Period.” Each Award shall have a minimum Performance Period of one year if the Performance Goals or other vesting provisions are performance based, and a minimum of three years in the case of vesting provisions that are based on continued service. Each Award of Performance Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its discretion, will determine. The Administrator may set Performance Goals based upon the achievement of Company-wide or Individual Objectives or any other basis determined by the Administrator in its discretion.

8.3 Earning of Performance Units. After the applicable Performance Period has ended, the holder of Performance Units will be entitled to receive a payment based on the number of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other vesting provisions have been achieved. In the event of Participant’s Retirement form the Company, all Performance Units held by Participant shall become immediately vested and Participant shall be entitled to immediate payment as set forth in Section 8.4. After the grant of a Performance Unit, the Administrator may not reduce or waive any performance objectives or other vesting provisions for such Performance Unit except in the case of death, disability or a Change in Control of the Company.

8.4 Form and Timing of Payment of Performance Units. Each Award Agreement of Performance Units shall specify the form of payment, which may be in the form of Shares or in cash. Payment with respect to earned Performance Units shall be made as soon as reasonably practical after the expiration of the Performance Period.

8.5 Cancellation of Performance Units. On the date that any forfeiture event set forth in the Award Agreement occurs, all unearned or unvested Performance Units will revert to the Company, and again will be available for grant under the Plan.

Section 9

Miscellaneous

9.1 Change In Control. Unless otherwise provided in the Award Agreement, in the event of a Change in Control, unless an Award is assumed or substituted by the successor corporation, then (i) such Awards shall become fully exercisable as of the date of the Change in Control, whether or not otherwise then exercisable and (ii) all restrictions and conditions on any Award then outstanding shall lapse as of the date of the Change in Control.

9.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. Notwithstanding anything to the contrary contained in this Plan or in any Award Agreement, the Participant shall have the right to exercise his or her Award for a period not less than ten (10) days immediately prior to such dissolution or transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable.

9.3 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without cause. Unless otherwise provided by written contract, employment or service with the Company or any of its Affiliates is on an at-will basis only. Additionally, the Plan shall not confer upon any Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which such Director or the Company may have to terminate his or her directorship at any time.

9.4 Participation. No Employee, Consultant or Nonemployee Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

9.5 Limitations on Awards. No Participant shall be granted an Award or Awards in any Fiscal Year in which the combined number of Shares underlying such Award(s) exceeds 200,000 Shares; provided, however, that such limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 4.3.

9.6 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or, otherwise, sale or disposition of all or substantially all of the business or assets of the Company.

9.7 Beneficiary Designations. If permitted by the Administrator, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Administrator. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

9.8 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Administrator, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights and (b) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family or (iv) a foundation in which the Participant an/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

9.9 Restrictions on Share Transferability. The Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of an Award as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded or any blue sky or state securities laws.

9.10 Transfers Upon a Change in Control. In the sole and absolute discretion of the Administrator, an Award Agreement may provide that in the event of certain Change in Control events, which may include any or all of the Change in Control events described in Section 2.8, Shares obtained pursuant to this Plan shall be subject to certain rights and obligations, which include but are not limited to the following: (i) the obligation to vote all such Shares in favor of such Change in Control transaction, whether by vote at a meeting of the Company’s shareholders or by written consent of such shareholders; (ii) the obligation to sell or exchange all such Shares and all rights to acquire Shares, under this Plan pursuant to the terms and conditions of such Change in Control transaction; (iii) the right to transfer less than all but not all of such Shares pursuant to the terms and conditions of such Change in Control transaction, and (iv) the obligation to execute all documents and take any other action reasonably requested by the Company to facilitate the consummation of such Change in Control transaction.

9.11 Performance-Based Awards. Each agreement for the grant of Performance Units or other performance-based awards shall specify the number of Shares or Units underlying the Award, the Performance Period and the Performance Goals (each as defined below), and each agreement for the grant of any other award that the Program Administrators determine to make subject to a Performance Goal similarly shall specify the applicable number of shares of Common Stock, the period for measuring performance and the Performance Goal. As used herein, “Performance Goals” means performance goals specified in the agreement for a Performance Unit Award, or for any other Award which the Program Administrators determine to make subject to Performance Goals, upon which the vesting or settlement of such award is conditioned and “Performance Period” means the period of time specified in an agreement over which Performance Units, or another Award which the Program

Administrators determine to make subject to a Performance Goal, are to be earned. Each agreement for a performance-based Award shall specify in respect of a Performance Goal the minimum level of performance below which no payment will be made, shall describe the method of determining the amount of any payment to be made if performance is at or above the minimum acceptable level, but falls short of full achievement of the Performance Goal, and shall specify the maximum percentage payout under the agreement. Such maximum percentage in no event shall exceed two hundred percent (200%) of the Shares underlying the Award.

9.11.1 Performance Metrics. The Program Administrators shall determine and specify, in their discretion, the Performance Goals in the agreement for a Performance Unit or for any other performance-based award, which Performance Goal shall consist of: (i) one or more business criteria, including (except as limited under Section 9.11.2 below for awards to Covered Employees (as defined below)) financial, service level and individual performance criteria; and (ii) a targeted level or levels of performance with respect to such criteria. Performance Goals may differ between Plan Participants and between types of awards from year to year.

9.11.2 Performance Goals for Covered Employees. The Performance Goals for Performance Units and any other performance-based award granted to a Covered Employee, if deemed appropriate by the Program Administrators, shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code, and shall be based upon one or more of the following performance-based business criteria, either on a business unit or Company-specific basis or in comparison with peer group performance: net sales; gross sales; return on net assets; return on assets; return on equity; return on capital; return on revenues; asset turnover; economic value added; total stockholder return; net income; pre-tax income; operating profit margin; net income margin; sales margin; market share; inventory turnover; days sales outstanding; sales growth; capacity utilization; increase in customer base; cash flow; book value; earnings per share; stock price earnings ratio; earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”); earnings before interest and taxes (“EBIT”); or EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue. Achievement of any such Performance Goal shall be measured over a period of years not to exceed ten (10) as specified by the Program Administrators in the agreement for the performance-based Award. No business criterion other than those named above in this Section 9.11.2 may be used in establishing the Performance Goal for an award to a Covered Employee under this Section 9.11. For each such award relating to a Covered Employee, the Program Administrators shall establish the targeted level or levels of performance for each such business criterion. The Program Administrators may, in their discretion, reduce the amount of a payout otherwise to be made in connection with an award under this Section 9.11, but may not exercise discretion to increase such amount, and the Program Administrators may consider other performance criteria in exercising such discretion. All determinations by the Program Administrators as to the achievement of Performance Goals under this Section 9.12 shall be made in writing. The Program Administrators may not delegate any responsibility under this Section 9.12. As used herein, “Covered Employee” shall mean, with respect to any grant of an award, an executive of the Company or any subsidiary who is a member of the executive compensation group under the Company’s compensation practices (not necessarily an executive officer) whom the Program Administrators deem may be or become a covered employee as defined in Section 162(m)(3) of the Code for any year that such award may result in remuneration over $1 million which would not be deductible under Section 162(m) of the Code but for the provisions of the Program and any other “qualified performance-based compensation” plan (as defined under Section 162(m) of the Code) of the Company; provided, however, that the Program Administrators may determine that a Plan Participant has ceased to be a Covered Employee prior to the settlement of any award.

9.11.3 Mandatory Deferral of Income. The Program Administrators, in their sole discretion, may require that one or more award agreements contain provisions which provide that, in the event Section 162(m) of the Code, or any successor provision relating to excessive employee remuneration, would operate to disallow a deduction by the Company with respect to all or part of any award under the Program, a Plan Participant’s receipt of the benefit relating to such award that would not be deductible by the Company shall be deferred until the next succeeding year or years in which the Plan Participant’s remuneration does not exceed the limit set forth in such provisions of the Code; provided, however, that such deferral does not violate Code Section 409A.

Section 10

Amendment, Suspension, and Termination

10.1 Amendment, Suspension, or Termination. Except as provided in Section 10.2, the Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

10.2 No Amendment without Shareholder Approval. The Company shall obtain shareholder approval of any material Plan amendment (including but not limited to any provision to reduce the exercise or purchase price of any outstanding Options or other Awards after the Grant Date (other than for adjustments made pursuant Section 4.3), or to cancel and re-grant Options or other rights at a lower exercise price), to the extent necessary or desirable to comply with the rules of the NASDAQ, the Exchange Act, Section 422 of the Code, or other Applicable Law.

10.3 Plan Effective Date and Duration of Awards. The Plan shall be effective as of the Plan Adoption Date subject to the shareholders of the Company approving the Plan by the required vote), subject to Sections 10.1 and 10.2 (regarding the Board’s right to amend or terminate the Plan), and shall remain in effect thereafter. However, without further shareholder approval, no Award may be granted under the Plan more than ten (10) years after the Plan Adoption Date.

Section 11

Tax Withholding

11.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

11.2 Withholding Arrangements. The Administrator, in its discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made; provided, however, in the case Shares are withheld by the Company to satisfy the tax withholding that would otherwise by issued to the Participant, the amount of such tax withholding shall be determined by applying the statutory minimum federal, state or local income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date taxes are required to be withheld.

Section 12

Legal Construction

12.1 Liability of Company. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful grant or any Award or the issuance and sale of any Shares hereunder, shall relieve the Company, its officers, Directors and Employees of any liability in respect of the failure to grant such Award or to issue or sell such Shares as to which such requisite authority shall not have been obtained.

12.2 Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the date of grant, the number of Shares, which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained.

12.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.5 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.6 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California.

12.7 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

Section 13

Execution

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Plan on the date indicated below.

PACIFIC CAPITAL BANCORP

Dated:	By:

Exhibit B

2007 Performance-Based

Annual Incentive Compensation Plan

INTRODUCTION

Pacific Capital Bancorp (the “Company”) is willing to provide annual cash incentive award opportunities for eligible employees, through the use of a Performance-Based Annual Incentive Compensation Plan (the “Plan”). The annual incentive awards will provide a payment based upon attainment of specified goals and objectives. The objective is to align the interests of these employees with the interests of the Company in obtaining superior financial results.

1. Objective & Purpose

The Company believes in pay for performance, and desires to implement a performance-based culture. The Company is committed to rewarding employees for the achievement of annual performance goals. This Plan is designed to reward and retain high performers, and to drive the long-term financial success of the Company. The Plan should encourage teamwork and create an environment where executives are rewarded if the Company and his/her department achieve or exceed pre-determined annual performance criteria. The Plan is also designed to reward employees for achieving and exceeding individual performance criteria. It is prospective in design with the utilization of a defined payout formula that is based upon the achievement of a combination of pre-determined Company and department/individual performance criteria.

2. Participation/Eligibility

Each Plan Year the CEO shall submit to the Compensation Committee of the Board of Directors (“Committee”) a list of eligible employees (or employee groups) for participation in the Plan for the upcoming Plan Year. In addition to a listing of the eligible employees, the CEO shall also provide the Committee with a summary of the annual incentive award tiers, the incentive award opportunities for each tier, the weighting of Company versus department/individual performance goals, and a summary of possible payouts. Each Plan participant shall be notified of eligibility for participation in the Plan.

For 2007, the Plan has been limited to a select group of officers of the Company as defined under the 2007 Plan Design Chart set forth in Section 5. In addition, at the sole and absolute discretion of the CEO, annual incentive payments may be made under the Plan to other exempt employees who have demonstrated exemplary performance but have not been designated eligible employees under the Plan. Such incentive payment amounts will be determined in accordance with the 2007 Plan Design Chart set forth in Section 5. In the case of an employee that has been granted eligibility to participate in the Plan but does not maintain a job title that qualifies for an incentive payment under 2007 Plan Design Chart, the CEO may award a discretionary incentive payment to such individual under the Plan, subject to the approval of the Compensation Committee.

Eligibility requirements include:

•	New employees must be employed by October 1st in a given Plan Year to be eligible for an award related to performance in that Plan Year.

•	Employees hired after October 1st must wait until the next fiscal year to be eligible for an award.

August 2007

•	Employees hired before October 1st who work a partial year will receive pro-rated awards.

•	Plan participants must receive a minimum performance rating of “expectations achieved” or better for the Plan Year to be eligible for any payout.

•	A Plan participant must be an active employee as of the award payout date to receive an award.

•

Eligible employees who terminate employment due to disability, death or retirement (as defined by the Company’s official retirement policies) can receive a partial award based on the percentage of days the eligible employee was actively employed in the calendar year, even if they are not employed as of the award payout date.

Employees who participate in variable or commission pay programs or the Refund Anticipation Loan department incentive program are not eligible to participate in this Plan.

3. Plan year/Performance Period

The Plan and performance period operates on a calendar year basis (January 1st to December 31st).

4. 2007 Plan Design

The 2007 Plan design incorporates a tiered approach with annual incentive awards that are linked to the achievement of pre-defined performance goals. The incentive ranges (as a percent of salary) are designed to provide market competitive payouts for the achievement of minimum, target and maximum performance goals. The table below provides the basic Plan design to be used in 2007 and will be reviewed annually to ensure alignment with corporate objectives. The basic Plan design must be approved by both the Compensation Committee and the Board of Directors on an annual basis.

Tier	Officers Included	Incentive Award Opportunities (Percent of Salary)			Performance Objectives (Weighting)
		Minimum	Target	Maximum	Company	Dept/Individual
I	CEO	0%	75%	150%	100%	0%
II	CEO Direct Reports	0%	50%	100%	50% -75%	25% -50%
III A	SVPs – Production Direct Reports	0%	25%	50%	40%	60%
III B	SVPs – Operations Direct Reports	0%	25%	50%	50%	50%
IV A	VPs – Production (+ Branch Mgrs.)	0%	15%	30%	25%	75%
IV B	VPs – Operations	0%	15%	30%	30%	70%

6. Award Opportunities

Minimum, target, and maximum award opportunity levels, expressed as a percent of salary, have been set for each eligible employee. The actual payouts will be calculated using a ratable approach, where payouts are calculated as a proportion of minimum, target and maximum performance levels. An example calculation is provided in Section 8.

A. Minimum Performance: The minimum level of performance needed to be eligible to receive an incentive award.

August 2007

B. Target Performance: The budgeted, or expected, level of performance based upon both historical data and management’s best judgment of expected performance during the performance period.

C. Maximum Performance: The level of performance which based upon historical performance and management’s judgment would be exceptional or significantly beyond the expected.

7. Performance Objectives

The Plan will provide annual incentive awards to Plan participants based on overall Company and Department and/or Individual performance objectives. The performance objectives are determined by using the Company’s performance history, peer data, market data, and management’s judgment of what reasonable levels can be reached, based on previous experience. At the beginning of each plan year, based on recommendations from the CEO and other Company management, the Compensation Committee shall determine and approve the performance objectives for the CEO and four other highest paid employees (the “Covered Employees”). The performance objectives for the Covered Employees may consist of one or more of the following: Revenue, Revenue Growth, Net Income, Net Income Growth, Total Assets, Growth in Total Assets, Deposits, Growth of Deposits, Loans, Loan Growth, EPS, EPS Growth, Efficiency Ratio Improvement, Charge Offs, Non-Performing Loans to Total Loans [and others that may apply to the TOP FIVE paid executives]. The foregoing performance objectives may be applied to the Company, a division of the corporation or subsidiary of the corporation. The Compensation Committee will submit the approved plan design to the Board of Directors for approval. The specific performance criteria for participants that are not Covered Employees will be determined by management and communicated via a goal setting worksheet. These worksheets will clearly define the performance objectives at minimum, target, and maximum levels and will define the potential award opportunity for the Plan participants.

A. Company Performance—The overall Company performance will be based on measurement criteria approved by the Compensation Committee and Board of Directors. The percentage of payout for overall Company performance will be allocated based on the specific weighting of the Company goal(s), as well as on the participant’s tier level and the actual performance compared to the pre-determined minimum, target, and maximum performance levels.

B. Department or Individual Performance—Plan participants below Tier I of the Plan will also have a portion of their annual incentive award based on a combination of department and/or individual performance criteria. The number of performance criteria included, the specific type of performance criteria to use, and the weighting of each criteria for the overall incentive award, will vary based on tier and Plan participant.

8. Award Calculation (example)

The actual award payouts will be calculated using a ratable approach, where award payouts are calculated as a proportion of minimum, target and maximum award opportunities. If actual performance falls between a performance level, the payout will also fall between the pre-defined performance level on a pro-rated basis.

An example of how a payout amount is determined is provided in the example below.

•	Plan participant = Tier II Executive with a base salary of $200,000

•	Award Opportunity = 50% of base salary at target and 100% of base salary at maximum

August 2007

•	Performance Objectives = 60% based on Company performance and 40% based on Department or Individual performance

Company Goal/s	Goal Weight (Total 100%)	Criteria (example)	Minimum	Target	Maximum	Actual Performance	Bonus Calculation	Actual Payment

60%	100%	Net Income	X Value	Y Value	Z Value	Y Value (Target)	Salary x Target Performance % x Company Goal % x Goal Weight %	$200,000 x 50% x 60% x 100% = $60,000
Dept. / Indiv. Goal/s	Dept./ Indiv. Goal Weight (Total 100%)	Criteria	Minimum	Target	Maximum	Actual Performance	Bonus Calculation	Actual Payment

40%	50%	Fee Income	X	Y	Z	Y (Target)	Salary x Target Performance % x Dept./Ind. Goal % x Goal Weight %	$200,000 x 50% x 40% x 50% = $20,000
	20%	Deposit Growth	A	B	C	C (Maximum)	Salary x Max Performance % x Dept./Ind. Goal % x Goal Weight %	$200,000 x 100% x 40% x 20% = $16,000
	5%	Loan Growth	Q	R	S	Q (Threshold)	Salary x Threshold Performance % x Dept./Ind. Goal % x Goal Weight %	$200,000 x 0% x 40% x 5% = $0
	25%	Other	L	M	N	M/N (Between Target & Max)	Salary x Between Targ. & Max Performance & x Dept./Ind. Goal % x Goal Weight %	$200,000 x 75% x 40% x 25% = $15,000

TOTAL PAYOUT								$111,000 (55.5%)

Notwithstanding the foregoing, no incentive payment shall be made to a Covered Employee unless prior to such payment, the Compensation Committee certifies that the performance goals that provide for the payment have been satisfied.

9. Earning of Annual Incentive Awards

Incentive awards will be earned during each Plan Year/Performance Period. If the Company does not meet minimum performance levels, there will be no payouts for the Company’s performance objective portion to Plan participants. However, the Plan participants will still be eligible to receive payouts related to their department or individual performance objectives.

10. Payment of Awards

After all performance results are available at year-end, the award calculation for each Plan participant will be submitted to the CEO and the Compensation Committee for approval. Awards are then paid out as a special payment, less any applicable tax withholdings, within two and one half months following the fiscal year-end. The awards granted and payments made to Covered Employees under this Plan are intended to qualify as performance-based compensation under Section 162(m).

11. Plan Administration

The Program Administrator is the Human Resources Director of the Company. The Program Administrator reviews all recommendations with the CEO for approval prior to submission to the

August 2007

Compensation Committee and has responsibility to ensure fair and consistent consideration of eligible Plan participants. The Program Administrator or the CEO may recommend modifications to the program design and review the effectiveness of the plan on an annual basis with the Committee.

The Board also has the sole ability to decide if an extraordinary occurrence totally outside of management’s influence, be it a windfall or a shortfall, has occurred during the current Plan Year, and whether the awards should be adjusted to reflect the effects of such events. Notwithstanding the foregoing, such discretionary authority shall not be exercised with respect to any incentive awards payable to Covered Employees. Such payments shall be determined solely from the plan design approved by the Compensation Committee.

12. Termination of Employment

If a Plan participant is terminated by the Company, or voluntarily terminates his/her employment with the Company prior to payout, no incentive award will be paid. To encourage employees to remain employed by the Company, a participant must be an active employee of the Bank on the date the incentive is paid to receive an award. However, there are exceptions for terminations as a result of death, disability, or official retirement.

If a participant is disabled and placed on long-term disability, his/her bonus award for the Plan period shall be prorated so that no award will be earned during the period of long-term disability. In the event of death, the Company will pay to the participant’s estate the pro-rata portion of the award that had been earned by the participant. Employees who qualify for official retirement will receive payment for a pro-rata portion of the award that they would be eligible for prior to retirement.

13. Amendments and Plan Termination

The Company has developed the Plan on the basis of existing business, market and economic conditions, current services, and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time with approval from the Board of Directors. The Board of Directors may, at its sole discretion, terminate, change or amend any of the Plan as it deems appropriate to comply with applicable laws and regulations.

14. Claims and Review Procedures

The Administrator shall have the authority to interpret, administer and decide participant claims with the approval of the CEO and the Compensation Committee. Any claims in response to the decisions of the Administrator or the Committee shall be settled through binding Arbitration.

15. Miscellaneous

A. Binding Effect. This Plan shall bind the Plan participant, the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

B. No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Plan participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Plan participant.

C. Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

August 2007

D. Reorganization. If the Company shall merge into or consolidate with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person such succeeding or continuing company, firm, or person shall succeed to, assume and discharge the obligations of the Company under this Plan. Upon the occurrence of such event, the term “Company” as used in this Plan shall be deemed to refer to the successor or survivor company.

E. Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

F. Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

G. Entire Plan. This Plan constitutes the entire Plan between the Company and the Plan participant as to the subject matter hereof. No rights are granted to the Plan participant by virtue of this Plan other than those specifically set forth herein.

H. Designated Fiduciary. The Company shall be the named fiduciary and Plan Administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Company has signed this Plan document as of August 22, 2007.

Company Name:

By:	/S/ FREDERICK W. CLOUGH
Title:	Executive Vice President

August 2007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4.	Please
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

							FOR	AGAINST	ABSTAIN
ITEM 1.	Election of Directors Nominees:	01 Edward E. Birch 02 Richard S. Hambleton, Jr. 03 D. Vernon Horton 04 Roger C. Knopf	05 Robert W. Kummer, Jr. 06 Clayton C. Larson 07 George S. Leis 08 John R. Mackall	09 Lee E. Mikles 10 Richard A. Nightingale 11 Kathy J. Odell	ITEM 2.	Ratification of Selection of Ernst & Young LLP as Independent Registered Public Accountants	☐	☐	☐
							FOR	AGAINST	ABSTAIN
		FOR ☐	WITHHOLD FOR ALL ☐		ITEM 3.	Approval of 2008 Equity Incentive Plan	☐	☐	☐
							FOR	AGAINST	ABSTAIN
					ITEM 4.	Approval of 2007 Performance-Based Annual Incentive Compensation Plan	☐	☐	☐
Withhold for the nominees you list to the right: (Write that Nominee’s name in the space provided to the right

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAIL ABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day (Monday, April 28, 2008).

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/pcbc Use the internet to vote. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements , tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can access, view and download this year’s Annual Report and Proxy Statement at www.pcbancorp.com/investors

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned shareholder of Pacific Capital Bancorp hereby appoints Frederick W. Clough, George S. Leis and Carol M. Zepke, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact of the undersigned, and hereby authorizes them to represent and vote , as provided on the other side, all the shares of Pacific Capital Bancorp common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on April 29, 2008, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. This proxy/voting instruction card also provides voting instructions for shares held in the Company’s Incentive & Investment/Salary Savings Plan (“I&I”) and the Employee Stock Ownership Plan (“ESOP”).

This proxy/voting instruction card when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy/voting instruction card will be voted “For” the nominees listed on the reverse side and “For” all other proposals in accordance with the recommendation of the Board of Directors. If you have a beneficial interest in shares held by the I&I and ESOP plans, then this card also constitutes your voting instructions to the trustee of the plans and if you do not sign and return this card, your shares will be voted by the trustee “For” the nominees listed on the reverse side and “For” all other proposals in accordance with the recommendation of the Board of Directors. The trustee cannot guarantee that voting instructions received after April 24, 2008 will be counted.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your Pacific Capital Bancorp account online.

Access your Pacific Capital Bancorp shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Pacific Capital Bancorp now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

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